Table of Contents

Registration No. 333-282038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

Amendment No. 9

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

_________________________________

Cloudastructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	87-0690564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

_________________________________

228 Hamilton Avenue, 3rd Floor
Palo Alto, California 94301

(650) 644-4160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________________

James McCormick

Chief Executive Officer

Cloudastructure, Inc.

228 Hamilton Avenue, 3rd Floor
Palo Alto, California 94301

(650) 644-4160

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________

Copies to:

Vanessa Schoenthaler, Esq. Saul Ewing LLP 1270 Avenue of the America, Suite 2800 New York, New York 10020 (212) 980-7208	James McCormick Chief Executive Officer Cloudastructure, Inc. 228 Hamilton Avenue, 3rd Floor Palo Alto, California 94301 (650) 644-4160

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A common stock, $0.0001 par value per share	1,701,338	Not applicable	$	$

(1)			Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the Class A common stock the registrant registers, which will be calculated from its unaudited balance sheet as of September 30, 2024. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c)
_________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Contents

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion)
Dated January 27, 2025

1,701,338 Shares of Class A Common Stock

This prospectus relates to the registration of the resale of up to 1,701,338 shares of our Class A common stock (our “Class A common stock”) by our stockholders identified in this prospectus (the “Registered Stockholders”), in connection with our direct listing (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”). Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten on a firm-commitment basis by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

Our board of directors and our stockholders each approved a 1-for-6 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). On October 24, 2024, we filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

No public market for our Class A common stock currently exists, and our shares of Class A common stock have a limited history of trading in private transactions. On July 14, 2020, we commenced an offering of units under the exemption from registration provided by Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock for a period of 18 months following the date of issuance. Through August 24, 2021, the purchase price of each unit was $6.00 per unit, and the exercise price of each warrant was $4.50 per warrant share. On August 25, 2021, we updated the purchase price of each unit to $7.20 per unit, and the exercise price of each warrant to $5.40 per warrant share. On May 19, 2022, we again updated the purchase price of each unit to $12.00 per unit, and the exercise price of each warrant to $9.00 per warrant share. As of September 30, 2024, we had issued approximately 12.1 million shares of Class A common stock in our Regulation A offering, including shares issued upon exercise of our outstanding warrants, and approximately 15,262 warrants remained outstanding.

Recent purchase prices of our Class A common stock in private transactions may have little or no relation to the opening public price of our shares of Class A common stock on Nasdaq or the subsequent trading price of our shares of Class A common stock on Nasdaq. For more information, see “Sale Price History of Our Capital Stock.” Further, the listing of our Class A common stock on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in shares of our Class A common stock and, consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

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On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Maxim Group LLC (the “Advisor”), in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of our shares of Class A common stock on Nasdaq will commence. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. Neither we nor the Registered Stockholders will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will we or they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution” beginning on page 80 of this prospectus.

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “CSAI.” We expect our Class A common stock to begin trading on Nasdaq on or about January [•], 2025.

If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our Class A common stock on Nasdaq, we will not complete this Direct Listing. This listing is a condition to the offering. No assurance can be given that our Nasdaq application will be approved and that our Class A common stock will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and we will terminate this Direct Listing.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus for the risks and uncertainties you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 27, 2025

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You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

Through and including January [•], 2025 (the 25th day after the listing date of our Class A common stock), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution”. You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section of this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

Our board of directors and our stockholders each approved a 1-for-6 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). On October 24, 2024, we filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires

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PROSPECTUS SUMMARY

This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to outstandings share and per share information are presented after giving effect to the Reverse Stock Split and all references to “we,” “us,” “our,” the “Company,” “Cloudastructure” and similar terms refer to Cloudastructure, Inc.

Overview

Cloudastructure, Inc. (“Cloudastructure,” “we,” “us,” “our” or the “Company”) was formed under the laws of the State of Delaware on March 28, 2003. We provide an award-winning cloud-based artificial intelligence (“AI”) video surveillance and Remote Guarding (as described below) service built on AI and machine learning platforms.

We operated as a small Silicon Valley startup until early 2021 when we raised over $35 million in funding under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). With these funds we quickly built a sales, marketing and support structure and achieved a degree of early success in the property management space. As of the date of this prospectus, we have contracts in place with five of the top 10 property management companies on the National Multifamily Housing Council’s (“NMHC’s”) 2024 NMCH 50 list (Greystar Real Estate Partners, Avenue5 Residential, LLC, Cushman & Wakefield, BH Management Services, LLC and FPI Management, Inc.). Our cloud-based solutions allow our customers to provide real-time safety and security solutions for their properties, as well as easily manage security across all of their locations. As of the date of this prospectus, we are focused on expanding into more of our existing top tier customer locations, acquiring additional customers in the property management (“proptech”) space, and we anticipate entering into additional markets in 2025.

Our intelligent AI solution works by identifying objects (faces, license plates, animals, guns, etc.) in video footage so that property managers can quickly search for those objects. Additionally, our AI and Remote Guarding services provide a proactive response to crime. Remote guarding combines video surveillance, AI analytics, monitoring centers, and security agents (“Remote Guarding”). Based on internal data comparing the total number of actual threatening activity alerts received by our Remote Guards, against all potentially suspicious and threatening activity alerts received by our Remote Guards, on average, from 2023 to the date of this prospectus, our Remote Guarding services deterred over 97% of all threatening activity for our customers. We believe AI security delivers multiple benefits for many property owners, including, without limitation:

•	Deterring crime and improving overall safety;

•	Improving occupancy rates and rental rates; and

•	Reducing onsite guard costs and lowering insurance rates

As of the date of this prospectus, we are the only seamless, cloud-based, AI surveillance and Remote Guarding solution on the market of which we are aware. We also believe that our solution is more affordable and easier to use than the various solutions that our competitors offer. Our Remote Guarding service bridges the line between AI and human intelligence. AI has the ability to monitor all cameras at the same time and all of the time, a task from which humans would fatigue. When the AI detects an event occurring, the Remote Guards are notified. The Remote Guards can then determine if escalation is required. With real-time human intervention, our Remote Guarding service can turn video surveillance from a forensic tool, used after a crime has been committed, into a real time crime prevention tool. This has the potential to greatly increase value for our customers.

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Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making an investment decision, including those highlighted in the section entitled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

•	Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required.
•	If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.
•	Our collection, processing, use and disclosure of individually identifiable biometric or other personally identifiable information is subject to evolving and expanding privacy and security regulations.
•	Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees.
•	Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.
•	We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving.
•	Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products.
•	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
•	Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
•	We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.
•	We have historically operated at a loss, which has resulted in an accumulated deficit.
•	We anticipate sustaining operating losses for the foreseeable future.
•	We will require substantial additional capital to finance our operations.
•	Raising additional capital may cause dilution to our existing stockholders.
•	We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenue.
•	The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.
•	Our Class A common stock currently has no public market.
•	Future sales of Class A common stock by our Registered Stockholders and other existing stockholders could cause our share price to decline.
•	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.
•	Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.
•	Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

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Reverse Stock Split

Our board of directors and our stockholders each approved a 1-for-6 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). On October 24, 2024, we filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

Adjustments to Authorized Capital Stock

In connection with the amended and restated certificate of incorporation effecting the Reverse Stock Split, our board of directors and stockholders have also approved certain adjustments to the capital stock that we are authorized to issue, and the respective securities constituting our capital stock.

Immediately prior to the Reverse Stock Split, the total number of shares of all classes of capital stock that we were authorized to issue was 350,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock and (ii) 100,000,000 shares of Class B common stock.

After giving effect to the filing and effectiveness of our amended and restated certificate of incorporation, we are authorized to issue 500,000,000 shares of capital stock, consisting of: (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 100,000,000 shares of Class B common stock, par value $0.0001 per share, and (iii) 150,000,000 shares of preferred stock, par value $0.0001. See “Description of Capital Stock” for additional details.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company” as defined in the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

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In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting Class A common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting Class A common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 28, 2003 under the name Connexed Technologies, Inc. On September 28, 2016, we changed our name to Cloudastructure, Inc. Our principal executive offices are located at 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301. Our telephone number is (650) 644-4160 and our website address is www.Cloudastructure.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

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SUMMARY FINANCIAL AND OTHER DATA

The summary financial and other data set forth below should be read together with our financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statements of operations data for the years ended December 31, 2023 and 2022, and the statements of cash flows data for the years ended December 31, 2023 and 2022, have been derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the three and nine months ended September 30, 2024 and 2023, the statements of cash flows data for the nine months ended September 30, 2024 and 2023, and the balance sheet data as of September 30, 2024, have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and include in management’s opinion, all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in any future period, and our interim results are not necessarily indicative of our expected results for the year ending December 31, 2024.

Our board of directors and our stockholders each approved a 1-for-6 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). On October 24, 2024, we filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information in this prospectus are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented, unless otherwise stated or the context otherwise requires.

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RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before deciding whether to invest in our Class A common stock. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event you could lose all or part of your investment. The risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those described below.

Risks Related to Our Business

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required.

We are developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it could have a material adverse effect on our business operations and financial condition.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.

In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, we therefore inherit responsibilities related to this data, exposing ourself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attacks or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

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Our collection, processing, use and disclosure of individually identifiable biometric or other personally identifiable information is subject to evolving and expanding privacy and security regulations.

Data privacy remains an evolving landscape, with new regulations coming into effect at both the domestic and international level. For example, various states, such as California, Massachusetts, and others, have implemented similar privacy laws and regulations, such as the California Consumer Privacy Act, which took effect January 1, 2020 (the “CCPA”), and creates new data privacy rights for users. The CCPA requires covered businesses that process personal information of California residents to disclose their data collection, use and sharing practices. Further, the CCPA provides California residents with new data privacy rights (including the ability to opt out of certain disclosures of personal data), imposes new operational requirements for covered businesses, provides for civil penalties for violations as well as a private right of action for data breaches and statutory damages (which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgements and settlements). Aspects of the CCPA and its interpretation and enforcement remain uncertain. In addition, the California Privacy Rights Act of 2020 (the “CPRA”), which took effect January 1, 2023, expanded the CCPA. The CPRA, among other things, gives California residents the ability to limit use of certain sensitive personal information, further restricts the use of cross-contextual advertising, establishes restrictions on the retention of personal information, expands the types of data breaches subject to the CCPA’s private right of action, provides for increased penalties for CPRA violations concerning California residents under the age of 16, and establishes a new California Privacy Protection Agency to implement and enforce the CPRA. The CCPA and other similar laws could impact our business activities depending on how they are interpreted. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. For example, Virginia recently passed its Consumer Data Protection Act, and Colorado recently passed the Colorado Privacy Act, both of which differ from the CPRA and became effective in 2023. Additional states have since also passed comprehensive privacy laws with additional obligations and requirements on businesses. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.

Additionally, all U.S. states and the District of Columbia have enacted breach notification laws that may require that we notify customers, employees or regulators in the event of unauthorized access to or disclosure of personal or confidential information experienced by us or our service providers. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify customers of a security breach. Although we may have contractual protections with our service providers, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards.

Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage and motivate qualified technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

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Many of the other technology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer operating history than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we develop and commercialize our products and services could be limited and our potential for successfully growing our business could be harmed.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.

Our business model contemplates that we will transmit a significant amount of PII through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core products or services. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store PII using our products and services, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our products and services in certain verticals. In particular, some regulatory bodies have recently become more interested in technologies that we employ including artificial intelligence (“AI”) and face recognition. Any of these outcomes could adversely affect our business and operating results.

If our products and services do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are primarily derived from a cloud-based services model for our products and technology. We also receive some hardware revenue as well as revenue for remote guarding services. We cannot accurately predict the future growth rate or the size of the market for our products and services. The expansion of the market for our solutions depends on a number of factors, such as:

•	the cost, performance and reliability of our products and services and the solutions offered by our competitors;

•	customers’ perceptions regarding the benefits of cloud-based video surveillance solutions;

•	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information;

•	customers’ satisfaction regarding our cloud-based video surveillance system; and

•	marketing efforts and publicity regarding our video surveillance solutions.

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Even if our products and services gain wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If cloud-based video surveillance solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us.

The level of competition in the security industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market, such as Avigilon (a subsidiary of Motorola Solutions, Inc.) Tyco Integrated Security (a business unit of Johnson Controls International plc), Stealth Monitoring, GardaWorld Security Corporation (doing business as ECAMSECURE), EyeQ Monitoring and Watchtower. Many of the companies in the video surveillance market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the video surveillance industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the video surveillance industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and services and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products or services, any of which would adversely impact our results of operations and financial condition.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products.

We believe our products and services may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources, and they (or patent trolls) may initiate infringement lawsuits against us. Such litigation could be expensive, time-consuming and could prevent us from selling our products and services, which would significantly harm our ability to grow our business as planned.

We rely on other companies to provide certain hardware and software solutions for our products.

We depend on certain third-party suppliers and subcontractors to meet our contractual obligations to our customers and conduct our business. While we are not dependent on any one supplier for any of our hardware or software solutions, our ability to meet our obligations to our customers may be adversely affected if one or more suppliers or subcontractors does not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products and services may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide major components and subsystems which meet required specifications and perform to our and our customers’ expectations. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse effect on our business operations and financial condition.

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We plan to implement new lines of business or offer new products and services within existing lines of business.

We plan on introducing new computer vision algorithms, or improving existing ones, such as face recognition and object detection, that must be executed at sustainable computational costs. We also plan on introducing machine learning algorithms that combine information from our video surveillance system. There are substantial risks and uncertainties associated with these efforts, both in the development of these new products and services, as well as the execution and delivery of these products and services to our customers. We may invest significant time and resources into these endeavors, and there is no guarantee we will be successful in our development or launch of such products and services. Initial timetables for the introduction and development of such new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing these new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Certain acquisitions could adversely affect our financial results.

We may pursue strategic acquisitions as part of our business strategy. There is no assurance that we will be able to find suitable acquisition candidates or be able to complete acquisitions on favorable terms, if at all. We may also discover liabilities or deficiencies associated with any companies acquired that were not identified in advance, which may result in unanticipated costs. The effectiveness of our due diligence review and ability to evaluate the results of such due diligence may depend upon the accuracy and completeness of statements and disclosures made or actions taken by the target companies or their representatives. As a result, we may not be able to accurately forecast the financial impact of an acquisition transaction, including tax and accounting charges. In addition, we may not be able to successfully integrate acquired businesses and may incur significant costs to integrate and support acquired companies. Any of these factors could adversely affect our financial results.

Our business may be adversely impacted by additional leverage in connection with acquisitions.

As stated above, we may pursue strategic acquisitions as part of our business strategy. If we are able to identify acquisition candidates, such acquisitions may be financed with a substantial amount of additional indebtedness. Although the use of leverage presents opportunities to increase our profitability, it has the effect of potentially increasing losses as well. If income and appreciation from acquisitions acquired through debt are less than the cost of the debt, the total return will decrease. Accordingly, any event which adversely affects the value of an acquisition will be magnified to the extent we are leveraged and we could experience losses substantially greater than if we did not use leverage.

Increased indebtedness could also make it more difficult for us to satisfy our obligations with respect to any other debt agreements, increase our vulnerability to general adverse economic and industry conditions and require that a greater portion of our cash flow be used to pay indebtedness, which would reduce the availability of cash available for other purposes, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. Our failure to comply with any covenants under such indebtedness could result in an event of default that, if not cured or waived, could result in an acceleration of repayment of other existing indebtedness, which in turn could materially and adversely affect our business and results of operations.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the federal securities laws, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rules and regulations subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including requirements to file annual, quarterly, and event driven reports with respect to their business and financial condition, and to establish and maintain effective disclosure and financial controls and corporate governance practices. These rules and regulations will increase our legal and financial compliance costs, make certain activities more time-consuming and costly, and require our management and other personnel to devote a substantial amount of time to compliance initiatives. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

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Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm, beginning with the first full year after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. We will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we, nor our independent registered public accounting firm will be able to conclude within the prescribed time frame that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. We could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

As a public company, we will also be required to maintain disclosure controls and procedures. Disclosure controls and procedures means our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. We do not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. We believe a control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to develop products and services that are similar to our product candidates but that are not covered by the claims of the patents that we own or license;

•	we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;

•	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our licensors’ pending patent applications will not lead to issued patents;

•	issued patents that we own or license may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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•	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own or in-license will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries;

•	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

•	if enforced, a court may not hold that our patents are valid, enforceable and infringed;

•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application and obtain an issued patent covering such intellectual property;

•	we may fail to adequately protect and police our trademarks and trade secrets; and

•	the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patents and patent applications.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, programs or intellectual property could be diminished. Such announcements could also harm our reputation or the market for our future product candidates, which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by other types of intellectual property, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties (including, but not limited to, contractors, collaborators, and outside scientific advisors), and confidential information and inventions agreements with employees, consultants, licensors and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We require our employees to enter into written confidentiality agreements that assign to us any inventions, developments, creative works and useful ideas of any description that are conceived of, reduced to practice or developed in the course of their employment. In addition, we require our third-party contractors to enter into a written non-disclosure agreement that requires the third party to not disclose certain of our confidential information in any manner or for any purpose other than as necessary and/or appropriate in connection with their obligations for a defined period of time, subject to certain exclusions. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with our current and future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

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Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we or our licensors do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Our Company was incorporated under the laws of the State of Delaware on March 28, 2003, as Connexed Technologies Inc. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit.

For the fiscal years ended December 31, 2023 and December 31, 2022, we incurred net losses of approximately $7.04 and approximately $11.4 million, respectively. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in the value of your investment in our Company.

We anticipate sustaining operating losses for the foreseeable future.

It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities. The Company will continue to invest in building out its sales and marketing teams as well as maintain a robust engineering and development team. General and administrative expenses will increase as the cost of maintaining a public company is significantly higher than maintaining a privately held company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

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As of the nine months ended September 30, 2024, we had approximately $444 thousand of cash on hand and approximately $360 thousand of working capital, and our anticipated operating requirements for the next twelve months, assuming the maintenance of our current operations, exceed our available capital resources. Our estimate as to how long we expect our existing capital to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timeline, cost and results of our products;

•	the cost and timing of manufacturing activities;

•	the effect of competing technological and market developments;

•	the payment of licensing fees, potential royalty payments and potential milestone payments;

•	the cost of general operating expenses; and

•	the costs of operating as a public company.

Advancing the development of our product will require a significant amount of capital. In order to fund all of the activities that are necessary to complete the development of our product, we will be required to obtain further funding through equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional funding may not be available to us on acceptable terms, or at all.

Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a variety of means, including through equity, debt financings, or other sources. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder.

Such financing may also result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that are not favorable to us.

We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

We have a limited operating history and have incurred recurring losses from operations. As of September 30, 2024, we have an accumulated deficit of approximately $37,970,000, and stockholders’ equity of approximately $452,000. For the three months ended September 30, 2024 and 2023, we incurred a net loss of approximately $1,720,000 and approximately $1,138,000, respectively. Additionally, for the fiscal years ended December 31, 2023 and 2022, we incurred a net loss of approximately $9,007,000 and approximately $11,626,000, respectively. Our failure to generate sufficient revenues, effectively manage expenses or raise additional capital could adversely affect our ability to achieve our intended business objectives. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

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We have funded our operations primarily through a series of Regulation A offerings. On November 25, 2024, we entered into a Securities Purchase Agreement, as amended by Amendment No. 1 to Securities Purchase Agreement, dated January 16, 2025 (as so amended, the “Securities Purchase Agreement” or “Equity Financing”) with Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), upon the closing of which we will issue and sell to Streeterville $6,300,000 of newly designated Series 1 Convertible Preferred Stock, par value $0.0001 per share. We also entered into an Equity Purchase Agreement (the “Equity Purchase Agreement” or “Equity Line”) with Atlas Sciences, LLC, a Utah limited liability company (“Atlas”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Atlas will purchase up to an aggregate of $50,000,000 of our Class A common stock over the 24-month term of the Equity Line. For additional details regarding the Equity Financing and Equity Line, see the section entitled “Business—Recent Developments.” The Equity Financing and Equity Line will provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least June 30, 2026, and after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities. However, we cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to: (i) significantly delay, scale back or discontinue the development or commercialization of new products; (ii) seek collaborators for further development and commercialization of our products; or (iii) relinquish or otherwise dispose of some or all of our rights to technologies or the products that we would otherwise seek to develop or commercialize.

We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenue.

We derive a significant portion of our revenues from a few major customers. For the year ended December 31, 2023, three customers accounted for 18%, 13%, and 9% of our total revenue, respectively. As of September 30, 2024, three customers accounted for 11%, 9%, and 9% of our total revenue, respectively. There are inherent risks whenever a large percentage of total revenue is derived from a limited number of customers. It is not possible for us to predict the future level of demand for our products and services that will be generated by these customers. If we experience declining or delayed sales from these customers due to market, economic or competitive conditions, we could be pressured to reduce our prices or our customers could decrease the purchase quantity of our products and services, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. If any one of our largest customers terminates the purchase of our products and services, such termination would materially negatively affect our revenues, results of operations and financial condition. Moreover, our reliance on a limited number of customers may limit our bargaining power and ability to negotiate favorable terms in future contracts. If we are unable to diversify our customer base and reduce our dependence on a small number of customers, our business, operating results, and financial condition could be adversely affected by any negative developments involving these key customers. To mitigate these risks, we are actively seeking to expand our customer base and reduce our reliance on a few significant customers. However, there can be no assurance that we will be successful in these efforts, and our financial performance may continue to be significantly influenced by our key customers.

Risks Related to This Offering and Ownership of Our Class A common stock

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis.

This is not an underwritten initial public offering of Class A common stock. This listing of our Class A common stock on Nasdaq differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•	There are no underwriters engaged on a firm-commitment basis. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our Class A common stock. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our Class A common stock during the period immediately following the listing. See also “—Our shares of Class A common stock have no prior public market. An active trading market may not develop or continue to be liquid and the market price of our shares of Class A common stock may be volatile.”

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•	There is not a fixed number of shares of Class A common stock available for sale. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any or all of their Class A common stock and there may initially be a lack of supply of, or demand for, our Class A common stock on Nasdaq. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their Class A common stock in the near term resulting in an oversupply of our Class A common stock, which could adversely impact the public price of our Class A common stock once listed on Nasdaq and thereafter.

•	None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In a firm-commitment underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, including our directors and officers who own our Class A common stock and other significant stockholders, may sell any or all of their Class A common stock at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant volume in a short period of time following our listing, it may result in an oversupply of our Class A common stock in the market, which could adversely impact the public price of our Class A common stock.

•	We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our Class A common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our Class A common stock.

Such differences from a firm-commitment underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.

Our Class A common stock currently has no public market. An active trading market may not develop or continue to be liquid and the market price of shares of our Class A common stock may be volatile.

We expect our Class A common stock to be listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for any of our securities, and an active market for our Class A common stock may not develop or be sustained after the listing, which could depress the market price of shares of our Class A common stock and could affect the ability of our stockholders to sell our Class A common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our Class A common stock. An inactive market may also impair our ability to raise capital by selling shares of our Class A common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares of our Class A common stock as consideration.

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In addition, we cannot predict the prices at which our Class A common stock may trade on Nasdaq following the listing of our Class A common stock, and the market price of our Class A common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a novel process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of shares of our Class A common stock on Nasdaq will commence. The Advisor will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate preopening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our Class A common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our novel listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our Class A common stock, if the price of our Class A common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our novel listing process and the potential consumer awareness and brand recognition of Cloudastructure, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our Class A common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our Class A common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our Class A common stock and an unsustainable trading price if the price of our Class A common stock significantly rises upon listing and institutional investors believe our Class A common stock is worth less than retail investors, in which case the price of our Class A common stock may decline over time. Further, if the public price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the public price of our Class A common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our Class A common stock and cause volatility in the trading price of our Class A common stock.

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The public price of our Class A common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

•	changes in the industries in which we operate;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A common stock available for public sale; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

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Future sales of Class A common stock by our Registered Stockholders and other existing stockholders could cause our share price to decline.

We currently expect our Class A common stock to be listed and traded on Nasdaq. Prior to listing on Nasdaq, there has been no public market for our Class A common stock and there has not been a sustained history of trading in our Class A common stock in “over-the-counter” markets. While our Class A common stock may be sold after our listing on Nasdaq by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 under the Securities Act, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock and there may initially be a lack of supply of, or demand for, Class A common stock on Nasdaq. As described herein, certain shares of our Class A common stock outstanding as of the date hereof will be registered under this registration statement. There can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in an oversupply of our Class A common stock on Nasdaq. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of market demand for our Class A common stock, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the public price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stock.

As of the date of this prospectus, we have 571,011 shares of Class B common stock with super voting rights.

Our capital stock as of the date hereof consists of Class A common stock and Class B common stock. Our Class B common stock is entitled to 20 votes per share. See “Description of Capital Stock—Class B common stock” for additional information regarding our Class B common stock and “Principal and Registered Stockholders” for ownership information regarding our Class B common stock.

In addition to the dilutive effect on the voting power and value of our Class A common stock, the foregoing structure of our capital stock may render our Class A common stock ineligible for inclusion in certain securities market indices, and thus adversely affect the price and liquidity of, and public sentiment regarding, our Class A common stock or other securities. The existence of, and voting rights associated with, our Class B common stock, either alone or in conjunction with certain of the other provisions of our amended and restated certificate of incorporation could also have the effect of delaying, deterring or preventing a change in our control or make the removal of our management more difficult.

You may be diluted by future issuances of preferred stock or additional Class A common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we adopted an amended and restated certificate of incorporation which will authorize us to issue shares of Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. We could issue a significant number of shares of Class A common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Class A common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Class A common stock, either by diluting the voting power of our Class A common stock if the preferred stock votes together with the Class A common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Class A common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, investors in the Class A common stock may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price, causing economic dilution to the holders of Class A common stock.

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Because we have no current plans to pay cash dividends on our Class A common stock, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our Class A common stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Class A common stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting Class A common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting Class A common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our Class A common stock less attractive as a result of the foregoing, which may result in a less active trading market for our Class A common stock and higher volatility in our stock price.

Our amended and restated certificate of incorporation provides for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

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Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

The public price of our shares of Class A common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our shares of Class A common stock in private transactions.

Prior to listing on Nasdaq, there has been no public market for our shares of Class A common stock. Our Class A common stock has a limited history of trading in private transactions. We sold units to the public in a series of Regulation A offerings. Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock for a period of 18 months following the date of issuance at an exercise price equal to 75% of the unit price. The unit prices that were sold were $6.00, $7.20, and $12.00. However, this information may have little or no relation to broader market demand for our shares of Class A common stock and thus the initial public price of our shares of Class A common stock on Nasdaq once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public prices and subsequent public prices of our shares of Class A common stock on Nasdaq. For additional details about how the initial listing price on Nasdaq will be determined, see “Plan of Distribution.”

The uncertainty associated with the fact that few companies have undertaken direct listings to date may lead to increased volatility and pricing challenges for our Class A common stock.

Few companies have conducted direct listings, and the process by which shares of our Class A common stock will be listed on Nasdaq is a novel process. The absence of a traditional underwritten offering may result in a less orderly market for our Class A common stock, increased volatility in the trading price, and potential difficulties in achieving a stable market price. Unlike an initial public offering, there is no firm-commitment underwritten offering to help inform efficient and sufficient price discovery. Consequently, the public price of our Class A common stock may be more volatile than it would be if shares were initially listed in connection with a firm-commitment underwritten initial public offering. In addition, the trading volume and price of shares of our Class A common stock may be more volatile and subject to greater fluctuations due to the direct listing method.

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The direct listing process differs from an initial public offering underwritten on a firm-commitment basis and the impact of awareness of our brand and investor recognition of our Company on the demand for our Class A common stock is unpredictable and our marketing and brand development efforts may not be successful.

We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on Nasdaq. Instead, we may engage in certain investor presentations and educational meetings to enhance our brand awareness and investor recognition of our Company. In advance of any investor presentation or educational meeting, we will announce the date for such presentation or meeting through financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for any investor presentation or educational meeting that we hold, and will make the presentation publicly available, without restriction, on a website.

There can be no assurance that any investor presentations or other educational meetings that we hold will have the same impact on awareness of our brand and investor recognition of our Company as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our Class A common stock or sufficient demand among investors immediately following our listing, which could result in a more volatile public price of our Class A common stock.

We have not agreed to indemnify the Registered Stockholders for claims arising in connection with sales of our Class A common stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

We have not agreed to indemnify the Registered Stockholders for claims arising in connection with sales of our Class A common stock under this prospectus. However, our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and any indemnification agreements that we enter into with our directors and officers following the effectiveness of the registration statement of which this prospectus forms a part:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law;

•	Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our amended and restated certificate of incorporation provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability. Large indemnity payments to our directors and officers in excess of any available insurance would materially adversely affect our business, financial condition, and results of operations.

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General Risks

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.

Securities research analysts may establish and publish their own periodic projections for our Company. These projections may vary widely and may not accurately predict the results we actually achieve. The price of our Class A common stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future manufacturers, contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. We also rely on third parties for certain portions of our manufacturing process, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a region which experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business plan and strategy, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the implementation of our business model and our strategic plans for our business, product, services and technology;

•	our commercialization and marketing capabilities and strategy;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our competitive position;

•	the scope of protection that we able to establish and maintain for intellectual property rights covering our products, services and technology;

•	developments and projections relating to our competitors and our industry;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•	the impact of new or existing laws and regulations on our business and strategy.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

•	MarkNtel Advisors, Global Video Surveillance Market Research Report: Forecast (2024-2029) (“GVS Market Research Report”)

•	Fortune Business Insights, PropTech Market Size, Share & Industry Analysis, By Solution (Integrated Platform/Software and Standalone Software), By Deployment (Cloud and On-premise), By Property Type (Residential and Commercial), By End-user (Real Estate Agents, Housing Associations, Property Investors, and Others), and Regional Forecast, 2024 – 2032 (Report ID: FBI108634) (“PropTech Market Report”)

•	National Multifamily Housing Council (“NMHC”), 2024 NMCH 50 Largest Apartment Managers (April 2024)

•	Other publicly available reports

The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

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TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

USE OF PROCEEDS

The Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See “Principal and Registered Stockholders.”

DIVIDEND POLICY

We have never declared or paid dividends on our Class A common stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any dividends on our Class A common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay dividends on our Class A common stock may also be limited by the terms of any future debt securities or credit facility.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024 (after giving effect to the Reverse Stock Split retrospectively for all periods presented), as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to the (i) conversion, without any consideration, of all outstanding shares of our Class B common stock on a one-for-one basis, into an aggregate of 571,011 shares of Class A common stock, and (ii) receipt of aggregate gross proceeds of $6.3 million as a result of the issuance of 6,300 shares of Series 1 Convertible Preferred stock after September 30, 2024.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2024
	Actual	Pro Forma
	(in thousands, except per share numbers)
Cash and cash equivalents	$444	$6,744
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 100,000,000 shares authorized, actual and pro forma; no shares issued and outstanding, actual; 6,300 issued and outstanding, pro forma	–	1
Common stock, Class A, $0.0001 par value per share; 250,000,000 shares authorized, actual and pro forma; and 14,020,543 shares issued and outstanding, actual; 14,591,554 shares issued and outstanding, pro forma	8	8
Common stock, Class B, $0.0001 par value per share; 100,000,000 shares authorized, actual and pro forma; and 571,011 shares issued and outstanding, actual; no shares issued and outstanding, pro forma	–	–
Additional paid-in capital	40,054	46,354
Accumulated deficit	(39,611)	(39,611)
Total stockholders’ equity	$452	$6,752
Total capitalization	$993	$7,293

The number of shares of our common stock reflected in our actual and pro forma information set forth in the table above excludes:

•	2,016,929 shares of Class A common stock issuable upon exercise of warrants outstanding as of September 30, 2024, with a weighted-average exercise price of $2.16 per share; and

•	2,632,195 shares of Class A common stock reserved for issuance under our Amended and Restated Stock Option Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Cloudastructure, Inc. (“Cloudastructure,” “we,” “us,” “our” or the “Company”) was formed under the laws of the State of Delaware on March 28, 2003. We provide an award-winning cloud-based artificial intelligence (“AI”) video surveillance and Remote Guarding (as described below) service built on AI and machine learning platforms.

We operated as a small Silicon Valley startup until early 2021 when we raised over $35 million in funding under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). With these funds we quickly built a sales, marketing and support structure and achieved a degree of early success in the property management space. As of the date of this prospectus, we have contracts in place with five of the top 10 property management companies on the National Multifamily Housing Council’s (“NMHC’s”) 2024 NMCH 50 list (Greystar Real Estate Partners, Avenue5 Residential, LLC, Cushman & Wakefield, BH Management Services, LLC and FPI Management, Inc.). Our cloud-based solutions allow our customers to provide real-time safety and security solutions for their properties, as well as easily manage security across all of their locations. As of the date of this prospectus, we are focused on expanding into more of our existing top tier customer locations, acquiring additional customers in the property management (“proptech”) space, and we anticipate entering into additional markets in 2025.

Our intelligent AI solution works by identifying objects (faces, license plates, animals, guns, etc.) in video footage so that property managers can quickly search for those objects. Additionally, our AI and Remote Guarding services provide a proactive response to crime. Remote guarding combines video surveillance, AI analytics, monitoring centers, and security agents (“Remote Guarding”). Based on internal data comparing the total number of actual threatening activity alerts received by our Remote Guards, against all potentially suspicious and threatening activity alerts received by our Remote Guards, on average, from 2023 to the date of this prospectus, our Remote Guarding services deterred over 97% of all threatening activity for our customers. We believe AI security delivers multiple benefits for many property owners, including, without limitation:

•	Deterring crime and improving overall safety;

•	Improving occupancy rates and rental rates; and

•	Reducing onsite guard costs and lowering insurance rates

As of the date of this prospectus, we are the only seamless, cloud-based, AI surveillance and Remote Guarding solution on the market of which we are aware. We also believe that our solution is more affordable and easier to use than the various solutions that our competitors offer. Our Remote Guarding service bridges the line between AI and human intelligence. AI has the ability to monitor all cameras at the same time and all of the time, a task from which humans would fatigue. When the AI detects an event occurring, the Remote Guards are notified. The Remote Guards can then determine if escalation is required. With real-time human intervention, our Remote Guarding service can turn video surveillance from a forensic tool, used after a crime has been committed, into a real time crime prevention tool. This has the potential to greatly increase value for our customers.

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Components of Results of Operations

Net Revenues.

Our net revenues primarily consist of revenues generated from subscriptions to our core business services (cloud video surveillance and remote guarding), revenues generated from hardware sales, and revenue generated from installation services.

We recognize revenue when a customer obtains control of promised goods or services. Typically, our customers pay up front annually for our services and sign subscription and remote guarding agreements governing the terms of service. In those instances, revenue is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires. Some of our customers require monthly billing arrangements, in which case revenue is recognized on a monthly basis. Revenue generated from sales of hardware is generally recognized at time of delivery. Revenue generated from door and video services is generally recognized at the completion of the professional services.

Cost of Goods Sold.

Cost of goods sold primarily consists of hosting costs, the costs of equipment sold, installation costs and the costs of the operations department.

Operating Expenses.

Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, consulting costs and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent public relations, advertising and direct marketing costs, as well as the associated personnel costs.

Results of Operations

Comparison of the three and nine months ended September 30, 2024 to the three and nine months ended September 30, 2023

Net Revenues

The majority of our net revenues for the three and nine months ended September 30, 2024 were comprised of subscription revenue generated from our core business services (cloud video surveillance and remote guarding) and hardware sales.

Total revenue increased $136,502, or approximately 54%, from $253,828 for the three months ended September 30, 2023 compared to $390,330 for the three months ended September 30, 2024. This increase is due to our signing 230% more new customers during the three months ended September 30, 2024 compared to the same period in 2023. Cloud video surveillance subscriptions increased by approximately 53%, remote guarding increased by approximately 404%, and hardware increased by approximately 173% over the same period in 2023.

Total revenue increased $456,448, or approximately 98%, from $467,335 for the nine months ended September 30, 2023 compared to $923,783 for the nine months ended September 30, 2024. This increase is attributed to our sales department signing more new and larger customers. Cloud video surveillance subscriptions increased by approximately 55%, remote guarding increased by approximately 532%, and hardware increased by approximately 212% over the same period in 2023.

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The following table summarizes our revenue by service line:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cloud Video Surveillance	$88,999	$58,281	$218,286	$140,776
Remote Guarding	$82,497	$16,357	$177,082	$28,034
Hardware	$142,557	$52,273	$280,898	$89,956
Other (installation, door subscriptions, etc.)	$76,277	$126,917	$247,519	$208,570
	$390,330	$253,828	$923,784	$467,335

Cost of Goods Sold.

Our cost of goods sold increased $84,331, or approximately 35%, from $241,980 for the three months ended September 30, 2023 compared to $326,311 for the three months ended September 30, 2024. This increase was the result of increased sales and the completion of more installation projects in the three months ended September 2024 compared to the same period in 2023.

Our cost of goods sold increased $194,184, or approximately 34%, from $573,944 for the nine months ended September 30, 2023 compared to $768,128 for the nine months ended September 30, 2024. This increase was the result of increased sales and more installation projects completed in the first nine months of 2024 compared to the first nine months of 2023, which led to increased sales costs (such as the costs of equipment sold, installation costs and the costs of our operations department).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Hosting and Data Center Bandwidth	$63,400	$103,078	$214,100	$371,488
Remote Guarding Costs	$30,203	$18,246	$76,917	$41,068
Hardware Costs	$124,053	$77,329	$195,128	$97,731
Installation and Labor Costs	$108,655	$43,328	$281,983	$63,657
	$326,311	$241,980	$768,128	$573,944

Operating Expenses.

Our operating expenses for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
General and Administrative	$306,370	$305,348	$1,029,790	$1,383,102
Research and Development	$326,846	$389,830	$1,045,638	$1,361,559
Sales and Marketing	$495,364	$416,645	$1,520,903	$1,885,109
Non-cash expenses (stock comp, depreciation, bad debt, etc.)	$520,185	$53,327	$1,507,551	$832,001
	$1,648,764	$1,165,151	$5,103,882	$5,461,770

General and administrative expenses remained consistent for the three months ended September 30, 2024 compared to the three months ended September 30, 2023. General and administrative expenses decreased by approximately 26% for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. This decrease was primarily due to a decrease of approximately $125,000 in professional and consulting services, approximately $86,000 in payroll and approximately $32,000 in facilities costs.

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Research and development (“R&D”) expenses also decreased by approximately 15% and 23%, respectively, for the three and nine months ended September 30, 2024 compared to the same periods in 2023. As part of the refocus on our core business we continued to reduce the number of our R&D personnel and consultants, which led to a decrease in personnel costs of approximately $33,000 and $85,000, respectively, for the three and nine months ended September 30, 2024 as compared to the same periods in 2023, and a decrease in fees related to consulting services of approximately $7,000 and $125,000, respectively, for the three and nine months ended September 30, 2024 as compared to the same periods in 2023.

Sales and marketing expenses increased by approximately 19% for the three months ended September 30, 2024, compared to the sales and marketing expenses incurred during the three months ended September 30, 2023. This increase in sales and marketing expenses was due to an increase in payroll of $60,000 due to an increase of sales personnel and an increase of $40,000 in travel expenses. However, sales and marketing expenses decreased by approximately 19% for the nine months ended September 30, 2024 compared to the sales and marketing expenses incurred during the nine months ended September 30, 2023. The decrease in sales and marketing expenses was due to a decrease of approximately $20,000 in consulting costs, and a decrease of approximately $273,000 in marketing expenditures.

Non-cash expenses increased by approximately $467,000 and $676,000, respectively, for the three and nine months ended September 30, 2024 compared to the same period for 2023. This increase is primarily due to an increase in stock option expense, which as of the three and nine months ended September 30, 2024, was approximately $503,000 and $1,300,000, respectively. In 2023 the Company recorded stock option expense semi-annually instead of quarterly, so there is no direct comparable for the period. Depreciation expense decreased by approximately $38,000 and $111,000, respectively, for the three and nine months ended September 30, 2024 when compared to the same period in 2023. This decrease is due to some of our equipment becoming fully depreciated during the first half of 2024.

Net Loss

As a result of the foregoing, the Company suffered a net loss of $1,720,207 for the three months ended September 30, 2024, compared to a net loss of $1,137,594 for the three months ended September 30, 2023, a loss of approximately 51% for the current period compared to the prior period, and a net loss of $5,289,579 for the nine months ended September 30, 2024, compared to net loss of $5,546,128 for the nine months ended September 30, 2023, an improvement of approximately 5% for the current period compared to the prior period.

Comparison of the year ended December 31, 2023 to the year ended December 31, 2022

Net Revenues

Our net revenues for the year ended December 31, 2023 were approximately $607,000 compared to approximately $489,000 for the year ended December 31, 2022, an increase of approximately $119,000 or 124%. This increase in revenue is the result of expanding our customer base in 2023.

	Year Ended December 31,
	2023	2022
Cloud Video Surveillance	$219,120	$111,718
Remote Guarding	56,128	5,781
Hardware	97,361	81,921
Other (installation, door subscriptions, etc.)	234,527	289,282
	$607,135	$488,701

Cost of Goods Sold

	Year Ended December 31,
	2023	2022
Hosting and Data Center Bandwidth	$433,009	$458,464
Remote Guarding Costs	60,516	–
Hardware Costs	119,942	148,628
Installation and Labor Costs	111,959	167,273
	$725,426	$774,366

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Our cost of goods sold for the year ended December 31, 2023 were approximately $725,000 compared to approximately $774,000 for the year ended December 31, 2022, a slight decrease of approximately $49,000 or approximately 6%. This decrease was primarily a result of cost saving measures adopted by the Company, such as a reduction in the use of outside consultants, and a reduction in the Company’s workforce in 2023. As a result, our gross losses for the year ended December 31, 2023 were approximately $118,000 compared to approximately $286,000 for the year ended December 31, 2022, and improvement of approximately $168,000 or approximately 59%.

Operating Expenses.

	Year Ended December 31,
	2023	2022
General and Administrative	$2,365,000	$3,901,000
Research and Development	2,014,000	3,663,000
Sales and Marketing	2,541,000	3,580,000
Goodwill impairment loss	1,674,000	–
	$8,594,000	$11,144,000

Our operating expenses for the year ended December 31, 2023 were approximately $8,594,000 compared to approximately $11,144,000 for the year ended December 31, 2022, a decrease of approximately $2,550,000 or approximately 23%.

The largest component of our operating expenses were sales and marketing expenses, which were approximately $2,541,000 for the year ended December 31, 2023 compared to approximately $3,580,000 for the year ended December 31, 2022, a decrease of approximately $1,039,000 or approximately 29%. This decrease in sales and marketing expenses was primarily due to a decrease in payroll for our internal sales and marketing staff of approximately $281,000, a decrease in fees related to recruiting services of approximately $235,000, and a decrease in trade show and corporate event expenses and content creation services from third-party marketing service providers of approximately $83,000.

The second largest component of our operating expenses were general and administrative expenses, which were approximately $2,365,000 for the year ended December 31, 2023 compared to approximately $3,901,000 for the year ended December 31, 2022, a decrease of approximately $1,536,000 or approximately 39%. This decrease in general and administrative expenses was primarily due to decreases in professional services of approximately $546,000, payroll of approximately $427,000, consulting fees of approximately $169,000, and other general operating expenses of approximately $394,000.

The remainder of our operating expenses were primarily comprised of engineering and development expenses, which were approximately $2,014,000 for the year ended December 31, 2023 compared to approximately $3,663,000 for the year ended December 31, 2022, a decrease of approximately $1,649,000 or approximately 45%. This decrease in engineering and development expenses was due to a decrease in payroll as a result of a reduction of headcount in our engineering and development workforce of approximately $424,000, a decrease in consulting fees of approximately $298,000 and $482,000 decrease in Gearbox and operations expenses.

As a part of our reductions in payroll, in July 2023, all of our senior management agreed to decrease their compensation as a group by $180,000 (annualized) for the remainder of the year ended December 31, 2023, and going forward as the Company works towards becoming cash flow positive.

We did an analysis of our goodwill and determined that it had been impaired and recorded an impairment loss of goodwill of $1,674,000 in 2023.

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Net Loss

As a result of the foregoing, net loss for the year ended December 31, 2023, was approximately $7,333,000 compared to approximately $11,616,000 for the year ended December 31, 2022, a decrease of approximately $4,283,000 or approximately 37%.

Off-Balance Sheet Arrangements

As of the date of this prospectus we have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

Overview

From inception we have funded our operations principally through the net proceeds from sales of our capital stock and to a lesser extent from cash flows generated from operating activities.

Summary of Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2023 and 2022.

	Year Ended December 31,
(in thousands)	2023	2022
Net cash (used in) operating activities	$(5,716)	$(10,922)
Net cash (used in) investing activities	(43)	(1,805)
Net cash provided by financing activities	387	$8,494
Cash and cash equivalents at end of period	$4,042	$9,414

The following table summarizes our cash flows for the nine months ended September 30, 2024 and 2023.

	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash (used in) operating activities	$(3,315)	$(4,621)
Net cash (used in) investing activities	(21)	(19)
Net cash (used in) provided by financing activities	(261)	488
Cash and cash equivalents at end of period	$444	$5,263

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Operating Activities.

We continue to experience negative cash flows from operations as we expand our business. Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our business in areas such as product and service development and selling, general and administrative. Our operating cash flows are also affected by our working capital needs to support growth and fluctuations in personnel-related expenditures, accounts payable and other current assets and liabilities.

Net cash used in operating activities for the year ended December 31, 2023 was approximately $5,716,000 which reflects our net loss of $9,006,699 and increases in accounts receivable of $49,597 and deferred revenue of $144,074. Accounts payable decreased by $118,789 and the rest was offset by non-cash activities including stock-based compensation of $1,154,222 and impairment of goodwill of $1,673,933.

Net cash used in operating activities for the nine months ended September 30, 2024 was approximately $3,315,000, which reflects our net loss of $5,289,579and a decrease in accounts receivable of $160,868 a decrease in inventory of $85,850and decrease of $196,332 in deferred revenue, which were offset by an increase in accounts payable of $75,201 and non-cash stock based compensation of $1,320,217.

Investing Activities

Our investing activities have consisted primarily of business combinations and the purchases of assets and equipment. We have invested in assets and equipment to support our headcount growth.

Net cash used in investing activities for the year ended December 31, 2023 was approximately $43,000, which was entirely attributable to purchases of fixed assets.

Net cash used in investing activities for the nine months ended September 30, 2024, was approximately $21,000, also entirely attributable to purchases of fixed assets.

Financing Activities

On July 16, 2019, we completed the offer and sale of $388,340 in net proceeds of simple agreements for future equity (“2019 SAFEs”) pursuant to Regulation Crowdfunding under the Securities Act (“Regulation CF”). The 2019 SAFEs had no interest rate or maturity date and were convertible at our election upon completion an equity financing in which we raised at least $1,000,000 in net proceeds (a “Qualified Financing”) at a conversion price equal to the lesser of: (i) a 20% discount to the price paid in the Qualified Financing; and (ii) the price implied by a $7,000,000 valuation cap divided by our capitalization (as defined in the 2109 SAFEs) immediately prior to the Qualified Financing.

On November 1, 2019, we commenced a second offering pursuant to Regulation CF (the “2020 CF Offering”) in which we raised $313,482 in net proceeds from the offer and sale of SAFEs (the “2020 SAFEs” and, together with the 2019 SAFEs, the “SAFEs”). The 2020 SAFEs had no interest rate or maturity date and were convertible upon completion of an equity financing in which we issued shares of preferred stock at a fixed pre-money valuation (a “Preferred Stock Financing”) at a conversion price equal to the lesser of: (i) a 20% discount to the price paid in the Preferred Stock Financing; and (ii) the price implied by a $9,000,000 valuation cap for the first $100,000 raised and thereafter a $10,000,000 valuation cap divided by our capitalization (as defined in the 2020 SAFEs) immediately prior to the Preferred Stock Financing.

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On July 9, 2020, we commenced an offer and sale of up to $50,000,000 in units under pursuant to Regulation A under the Securities Act (“Regulation A”). Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock. The warrants were immediately exercisable and expired 18 months from the date of issuance. In May of 2021, we filed a post-qualification amendment to our Regulation A offering statement to increase the maximum offering amount to $75,000,000.

Through August 24, 2021, the purchase price of each unit in our offering was $6.00 per unit, and the exercise price of each warrant was $4.50 per warrant share. On August 25, 2021, we filed a supplement to our offering circular and increased the purchase price of each unit to $7.20 per unit, and the exercise price of each warrant to $5.40 per warrant share. On February 21, 2022, we terminated the offering having closed on aggregate gross proceeds of approximately $34.4 million.

On May 19, 2022, we commenced a second Regulation A offering for the offer and sale of up to approximately $58.1 million in units. Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock. The warrants were immediately exercisable and expired 18 months from the date of issuance. The purchase price of each unit in the offering was $12.00 per unit, and the exercise price of each warrant was $9.00 per warrant share. We raised additional aggregate gross proceeds of approximately $4.5 million in our second Regulation A offering through the Disqualification Event (as hereinafter defined).

On July 10, 2023, we received a “Wells Notice” from the enforcement staff the SEC alleging violations of Sections 17(a)(1), 17(a)(2), and 17(a)(3) of the Securities Act, and Section 10(b) of the Exchange Act, and Rules 10b-5(a), (b) and (c) under the Exchange Act. On September 27, 2023, without admitting or denying the findings, we submitted an offer of settlement to the SEC and agreed to the imposition of an order (the “Order”) which, among other things, states that we violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. We also agreed to pay a penalty of $558,071, which has been paid in full.

As a result of the Order (the “Disqualification Event”), we have been disqualified from relying on certain exemptions from registration under the Securities Act for offers and sales of our securities for a period of five years, including the exemption provided by Regulation A.

Our net cash provided by financing activities for the year ended December 31, 2023 was approximately $387,000 compared to approximately $8,494,000 for the year ended December 31, 2022, an decrease of approximately $8,107,000 or 95%. This decrease in cash provided by financing activities is principally the result of the Disqualification Event and our inability to continue our second Regulation A offering. In addition, we converted our SAFEs into shares of Class A Common Stock as part of non-cash items in the year ended December 31, 2022, we had no comparable non-cash items in the year ended December 31, 2023.

Our net cash used in financing activities for the nine months ended September 30, 2024 was approximately $261,000 compared to net cash provided by financing activities of approximately $488,000 for the nine months ended September 30, 2023, a decrease of approximately $749,000 or 153%. This decrease in cash provided by financing activities is the result of the Disqualification Event and our inability to continue our second Regulation A offering and initial expenses of approximately $267,000 incurred in connection with the registration statement of which this prospectus forms a part.

The following table summarizes our financing activities for the years ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022
Proceeds from issuance of Class A common stock	$387	$8,663
Non-cash: notes and interest paid; converted into Class A common stock	–	(169)
	$387	$8,494

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The following table summarizes our financing activities for the nine months ended September 30, 2024 and 2023.

	Nine Month Ended September 30,
	2024	2023
Proceeds from issuance of Class A common stock	$–	$488
Registration Statement related costs	(267)	–
Non-cash: notes and interest paid; converted into Class A common stock	–	–
	$(267)	$488

On November 25, 2024, we entered into a Securities Purchase Agreement, as amended by Amendment No. 1 to Securities Purchase Agreement, dated January 16, 2025 (as so amended, the “Securities Purchase Agreement” or “Equity Financing”) with Streeterville upon the closing of which we will issue and sell to Streeterville $6,300,000 of newly designated Series 1 Preferred. We also entered into an Equity Purchase Agreement with Atlas which provides that, upon the terms and subject to the conditions and limitations set forth therein, Atlas will purchase up to an aggregate of $50,000,000 of our Class A common stock over the 24-month term of the Equity Line. For additional details regarding the Equity Financing and Equity Line, see the section entitled “Business—Recent Developments.”

The Equity Financing and Equity Line will provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least June 30, 2026, and after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities.

Funding Requirements

We anticipate incurring additional losses for the foreseeable future, and we may never become profitable. Furthermore, while we have decreased our operating expenses by reducing our personnel and consultant expenditures, reducing salaries for our executives and employees, and reducing our overall spending, we nevertheless expect expenses to increase in connection with our ongoing activities, particularly as we continue development of our existing and new products and services. In addition, we expect to incur further costs and expenses associated with being a public company.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is dependent on our ability to further implement our business plan, raise capital, and generate revenues. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. We have incurred operating losses and negative cash flows from operations since inception. As of September 30, 2024, we had an accumulated deficit of approximately $37,971,000. Management expects to continue to incur operating losses and negative cash flows for the foreseeable future.

As of the nine months ended September 30, 2024, we had approximately $444 thousand of cash on hand and approximately $360 thousand of working capital, and our anticipated operating requirements for the next twelve months, assuming the maintenance of our current operations, exceed our available capital resources. We believe that the Equity Financing that we have entered into with Streeterville and Equity Line that we have entered into with Atlas will provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least June 30, 2026, after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities. For additional details regarding the Equity Financing and Equity Line, see the section entitled “Business—Recent Developments.” However, if we are unable to raise additional capital or otherwise obtain funding as and when needed or on attractive terms, we could be forced to reduce operations or delay or eliminate new or existing products and services, which could raise substantial doubt about our ability to continue as a going concern.

We have based the foregoing estimates on assumptions that may prove to be incorrect, and we could use our capital resources sooner than we expect. We have a planning and budgeting process in place to monitor our operating cash requirements, including amounts projected for capital expenditures, which are adjusted as our future funding requirements change. These funding requirements include, but are not limited to, our product and service development, our general and administrative requirements, and the costs of operating as a public company, and are offset by our ability to generate revenue from operations and the availability of equity or debt financing. Furthermore, our balance sheet is currently debt free, which we believe will provide us with additional flexibility in terms of our ability to tap into lines of credit and other types of debt instruments.

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Contractual Obligations and Commitments

In addition to ongoing capital expenditures and working capital needs to fund operations over the next 12 months, our contractual obligations to make future payments primarily relate to our operating lease obligations, capital lease obligations and insurance obligations, all of which are governed by agreements with month-to-month terms, and which are generally terminable after a notice period at any time. We purchase equipment, software and inventory necessary to conduct our operations on an as-needed basis.

During the periods presented we had an outstanding obligation to the SEC pursuant to the terms of a final settlement. See “Business—Legal Proceedings” for additional details regarding the settlement. Our obligation was paid in full on August 9, 2024. We do not have any other long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies, and we have elected to take advantage of those exemptions. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	submit certain executive compensation matters to Member advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding Member vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding Member vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•	disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We have elected to take advantage of the extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an emerging growth company for up to five years, or until the earliest of: (i) the last date of the fiscal year during which we had total annual gross revenues of $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; or (iii) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act.

We do not believe that being an emerging growth company will have a significant impact on our business. Also, even once we are no longer an emerging growth company, we still may not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act unless we meet the definition of a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act.

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Critical Accounting Estimates

Below is a discussion of the accounting policies that management believes are critical. We consider these policies critical because they involve significant judgments and assumptions and require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. Our accounting policies have been established to conform with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). Under Section 107 of the JOBS Act, emerging growth companies are permitted to use an extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and the accompanying notes to the financial statements. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in major financial institutions, cash on hand and liquid investments with original maturities of three months or less. Cash balances may at times exceed federally insurable limits per institution, however, we deposit our cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.

Trade Receivables and Credit Policy

We evaluate our trade receivables on a periodic basis to assess whether there are any indicators that the value may be impaired. A trade receivable is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due from the customer in accordance with the original invoice terms. If a trade receivable is deemed impaired, we are required to establish a reserve for losses in an amount deemed to be both probable and reasonably estimable.

Sales Taxes

Various states impose a sales tax on our sales to non-exempt customers. We collect the sales tax from our customers and remit the entire amount of such sales tax to each respective state. Our accounting policy is to exclude the tax collected and remitted to states from our revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $2,500. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

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Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

We review the carrying value of our property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants at the measurement date under current market conditions (i.e., the exit price).

We categorize our financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on our balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Income Taxes

We determine deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Revenue Recognition

We recognize revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for we perform the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.

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Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires. Revenue from door and video services is generally recognized at the completion of the professional services. Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill is tested for impairment annually and whenever events or changing circumstances indicate that the carrying amount may not be recoverable.

In assessing goodwill for impairment, we have the option to assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of an asset (or reporting unit) is less than its carrying amount. Performing a qualitative impairment assessment requires an examination of relevant events and circumstances that could have a negative impact on the carrying value of our Company, such as macroeconomic conditions, industry and market conditions, earnings and cash flows, overall financial performance, and other relevant entity-specific events. The estimates of the fair value of our assets (or reporting units) are primarily determined using an income approach based on discounted cash flows. The discounted cash flow methodology requires significant judgment, including estimation of future cash flows, which is dependent on internal forecasts, current and anticipated economic conditions and trends, the estimation of the long-term growth rate of our business, and the determination of our weighted average cost of capital. Changes in the estimates and assumptions incorporated into our impairment assessment could materially affect the determination of fair value and the associated impairment charge.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, and requires single reporting entities to comply with the expanded reportable segment disclosures outlined in the ASU. The expanded reportable segment disclosures are intended to enhance certain disclosures surrounding significant segment expenses. We are currently evaluating the impact of the new standard on our financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 is effective for public entities for fiscal years beginning after December 15, 2024, and interim periods in fiscal years beginning after December 15, 2025, and establishes new income tax requirements in addition to modifying and eliminating certain existing requirements. Under ASU 2023-09, entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation and further disaggregate income taxes paid. We are currently evaluating the impact of the new standard on our financial statements.

In March 2024, the SEC adopted final rules under Release No. 33-11275, The Enhancement and Standardization of Climate-Related Disclosures for Investors (the “Climate Rules”). The Climate Rules require quantitative and qualitative disclosure of certain climate-related information in registration statements and annual reports filed. These disclosures include financial statement footnote disclosure related to the effects of certain severe weather events and other natural conditions. In April 2024, the SEC issued an order staying the Climate Rules pending completion of a judicial review of certain petitions challenging their validity. If the stay is lifted, the effective dates remain unchanged and we remain a smaller reporting company, emerging growth company or non-accelerated filer, the Climate Rules will be effective for our fiscal year ending December 31, 2027. We are currently evaluating the impact of the Climate Rules on our financial statements.

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The JOBS Act

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies, and we intend to take advantage of those exemptions. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	submit certain executive compensation matters to stockholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

•	disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of the extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an emerging growth company for up to five years, or until the earliest of: (i) the last date of the fiscal year during which we had total annual gross revenues of $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; or (iii) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We do not believe that being an emerging growth company will have a significant impact on our business. Also, even once we are no longer an emerging growth company, we still may not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act unless we meet the definition of a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act.

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BUSINESS

Overview

Cloudastructure, Inc. (“Cloudastructure,” “we,” “us,” “our” or the “Company”) was formed under the laws of the State of Delaware on March 28, 2003. We provide an award-winning cloud-based artificial intelligence (“AI”) video surveillance and Remote Guarding (as described below) service built on AI and machine learning platforms.

We operated as a small Silicon Valley startup until early 2021 when we raised over $35 million in funding under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). With these funds we quickly built a sales, marketing and support structure and achieved a degree of early success in the property management space. As of the date of this prospectus, we have contracts in place with five of the top 10 property management companies on the National Multifamily Housing Council’s (“NMHC’s”) 2024 NMHC’s top 50 list (Greystar Real Estate Partners, Avenue5 Residential, LLC, Cushman & Wakefield, BH Management Services, LLC and FPI Management, Inc.). Our cloud-based solutions allow our customers to provide real-time safety and security solutions for their properties, as well as easily manage security across all of their locations. As of the date of this prospectus, we are focused on expanding into more of our existing top tier customer locations, acquiring additional customers in the property management (“proptech”) space, and we anticipate entering into additional markets in 2025.

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Our intelligent AI solution works by identifying objects (faces, license plates, animals, guns, etc.) in video footage so that property managers can quickly search for those objects. Additionally, our AI and Remote Guarding services provide a proactive response to crime. Remote guarding combines video surveillance, AI analytics, monitoring centers, and security agents (“Remote Guarding”). Based on internal data comparing the total number of actual threatening activity alerts received by our Remote Guards, against all potentially suspicious and threatening activity alerts received by our Remote Guards, on average, from 2023 to the date of this prospectus, our Remote Guarding services deterred over 97% of all threatening activity for our customers. We believe AI security delivers multiple benefits for many property owners, including, without limitation:

•	Deterring crime and improving overall safety;

•	Improving occupancy rates and rental rates; and

•	Reducing onsite guard costs and lowering insurance rates

As of the date of this prospectus, we are the only seamless, cloud-based, AI surveillance and Remote Guarding solution on the market of which we are aware. We also believe that our solution is more affordable and easier to use than the various solutions that our competitors offer. Our Remote Guarding service bridges the line between AI and human intelligence. AI has the ability to monitor all cameras at the same time and all of the time, a task from which humans would fatigue. When the AI detects an event occurring, the Remote Guards are notified. The Remote Guards can then determine if escalation is required. With real-time human intervention, our Remote Guarding service turns video surveillance from a forensic tool, used after a crime has been committed, into a real time crime prevention tool. This has the potential to greatly increase value for our customers.

The Remote Guards follow a series of protocols which may include announcing through a networked speaker “YOU ARE ON VIDEO SURVEILLANCE WITH A LIVE AGENT AND ARE BEING WATCHED AND RECORDED!”. These “talk downs” are so effective that we have found that we rarely have to escalate to law enforcement.

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Our Origin

In 2003, a laptop was stolen from our founder Rick Bentley’s office. He went to the landlord to get the surveillance footage, only to discover a cleaning lady had unplugged the surveillance system to plug in a vacuum cleaner. Dubbing the unsolved theft “The Vacuum Effect,” Rick decided surveillance footage needed to go to the cloud. Our CTO Gregory Rayzman shared this vision for a secure, scalable suite of cloud-based video surveillance, storage, analytics, and monitoring.

Google’s release of Tensorflow, a free and open-source software library for machine learning and artificial intelligence, in 2015 added computer vision, AI, and machine learning to Bentley’s and Rayzman’s vision. Rayzman hand-selected talented engineers in Silicon Valley in the fields of AI, machine learning and user interface, and designed the Cloudastructure platform to scale, and in 2021, the Company raised funding under Regulation A to hire a marketing, sales and implementation team.

Over twenty years later legacy, on-premises video surveillance systems like the system that inspired our founding remain the industry standard. As a result, we believe there is an enormous opportunity to bring innovation and new technology to the field of video surveillance security and eliminate many of the weaknesses of today’s standard surveillance systems.

Our Solutions

Our solutions centralize the management of video surveillance in a collection of servers that host our software and infrastructure and can be accessed over the internet (the “Cloud”). Our Cloud-based model allows customers to scale geographically over multiple locations without complicated or potentially insecure network architectures.

We offer our services and support for a monthly subscription fee, requiring no upfront licensing costs or large capital expenditure budgets. We believe that as we add additional AI capabilities, that we will be able to increase pricing power for our Cloud-based solution.

Our Existing Products and Services

Set forth in the table below is a summary of our existing products and services, their key features and the current target markets that they serve:

Product / Service	Description and Key Features
Cloud Service: Cloud Video Surveillance	Video surveillance stored in the Cloud with AI Computer Vision built on Machine Learning. Key features include: Secure offsite Cloud storage. AI Computer Vision including face recognition, license plate reading, object detection and more. Multiplatform (e.g., web, phone, tablet) browser-based access.
Cloud Service: Remote Guarding	Browser based Remote Guard call center software, allowing guards to work from any location or time zone. Key features include: customized AI alerts, real time Live View, other AI functions and more.
Guard Service: Remote Guards	Our in-house live agents monitor incoming alerts from the AI, talk down to people onsite through networked speakers, and provide real time notifications to customers or authorities in response to any dangerous or suspicious activity. Customers can use their own guards if desired.
Product: Cloud Video Recorder (CVR)	Our Cloud Video Recorder (“CVR”) is an internet of things (“IoT”) device that securely collects video from cameras and transmits it to our Cloud. The CVR is compatible with most existing or new cameras and stores data even if not connected to the internet.
Product: Cameras and Speakers	We resell networked, IP-based, cameras and speakers.
New Product: Mobile Surveillance Trailer	Our Mobile Surveillance Trailer solution is a solar and battery powered video surveillance tower with wireless broadband that connects to our Cloud Video Surveillance and Remote Guarding services.

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Select High-Level Product and Service Features

Select high-level features currently available with some of our products and services include:

Tagger

Our Tagger technology generates tags for every object it can identify in a surveillance video. For example, “animal” or “person” or “vehicle.” Enabling our customer search surveillance videos by tag. For example, a customer can search by “person” and see only surveillance videos with people in them.

License Plate Reading

Our License Plate Reading technology reads license plates and then we can search surveillance videos for those license plates.

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Facial Recognition

Our premium feature Facial Recognition technology detects faces and then recognizes those faces. Customers can search for a known person in a database of faces (e.g., conducting a search for an employee named John Doe) or unknown person tagged by the system (e.g., Unknown123). Our system also employs “supervised learning” technologies, which allows our team and the end users to provide feedback on the face recognition. For example, the system can be taught “that’s not Dave, that’s John”, improving accuracy significantly over less advanced systems.

Line Crossing

Our Line Crossing technology can “draw” a virtual line across a camera’s field of view, or a zone around any area (e.g. a door) where a customer wants access restricted. This restriction can be set for specific time periods such as after hours. If the line is crossed or the zone is entered, an alert will be sent to the user and/or remote guards. The technology also possesses directional awareness, so for example, if a customer wishes to only receive an alert when someone enters the pool or enters a parking garage afterhours, they can customize and reduce the number of alerts they receive.

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Remote Guarding

Our cloud-based Remote Guarding solution is seamlessly integrated with our AI surveillance system to make remote guarding more efficient and effective.

•	Our AI monitors all of the cameras all of the time.

•	We are at the forefront of AI and human intelligence, but recognize when humans should be involved.

•	When the AI detects an event requiring human intervention, the Remote Guards are notified.

•	Our Remote Guard solution can then verify if there is an issue and escalate as appropriate, for example:

o	Communicating to anyone on site through our system’s speakers;

o	Escalating the response to customer onsite personnel, if warranted; and

o	Calling for emergencies services when required.

Based on internal data comparing the total number of actual threatening activity alerts received by our Remote Guards, against all potentially suspicious and threatening activity alerts received by our Remote Guards, on average, from 2023 to the date of this prospectus, our Remote Guarding services deterred over 97% of all threatening activity for our customers.

Other Specialized Features

Our products and services employ advanced technology, such as:

•	AI and machine learning to simultaneously decrease false positives and false negatives, improving overall accuracy;

•	Lower light, lower contrast and lower resolution computer vision abilities;

•	persistent computer vision, whereby previous and future frames provide context for the analysis of the current frame;

•	Increased granularity in search sensitivity on a per object basis; and

•	Reducing latency for real time operation like alerts for our Remote Guarding services.

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Our Product and Service Installation and Delivery Processes

Our typical product and service installation and delivery process is as follows:

First, we install our custom, on-premises CVR, which is configured to work with a customer’s existing video surveillance cameras, is network secure, and simply requires a power source and ethernet connection. The CVR replaces any NVR’s (Network Video Recorder) or other recording devices.

Our CVR then sends all motion viewed by a customer’s surveillance cameras to our Cloud-based systems. Once a customer’s video is on our Cloud, we have a unique advantage over most on-premises solutions in that we can run our customer’s surveillance video through powerful computational devices—e.g., NVIDIA® GPU clusters—which would be impractical and cost-prohibitive for customers to deploy on site. We operate our services through both Cloudastructure owned facilities and third-party facilities (e.g., Amazon Web Services and Google Cloud Platform). Our machine learning software can see across countless cameras more efficiently than humans ever could.

Next, our Cloud-based system indexes objects and faces in a customer’s surveillance video. This means that the video can be searched by tag, for example: “person,” “animal,” “vehicle,” etc. and even by individual faces.

Once our Cloud-based system detects a person, it will attempt to match that person’s face to a face in our database, which allows us to potentially identify a specific person, name, and face.

As part of our product and service installation and delivery process we also provide comprehensive customer onboarding and training to make sure that our customers know how to use our services most effectively.

For customers that also take advantage of our Remote Guarding services, we can set up alerts based on a variety of custom triggers, such as a perimeter being crossed (e.g., someone walking into a restricted area), or movement detection within a designated zone (e.g., tracking to see if anyone enters a swimming pool) with alarms set to any period of the day that our customer would like (e.g., alerts could be set to detect anyone in the pool between 10 PM and 6 AM). Our remote guards monitor customer alarms and warn off intruders in real time (if a speaker is installed) and notify the appropriate response group (law enforcement or otherwise, depending upon the situation) as appropriate. Our Remote Guarding services provide our customers with an opportunity for significant savings when compared to the cost of an on-site physical guard.

Our Business Model

We operate under a Cloud services delivery model. We have found that we can compete most effectively with industry incumbents by pricing our products and services on a per camera per year basis (e.g., $299/year per camera). We believe that under this model we can generate greater recurring revenue than our competitors while simultaneously providing a lower total cost of ownership to our customers. In addition, by leveraging our AI features we are able to achieve security guard-level pricing for our Remote Guarding services (i.e., an additional $816-$1,608/year per camera) which can be 400% or more than we achieve with our surveillance service alone.

We deliver a one-stop security solution to our customers which we believe provides greater quality control over the entire product and service installation and delivery processes. If an installer is required (typically for additional cameras, speakers and conduit/cable), we bundle these services using our trusted partners. In terms of hardware, in addition to our CVR, we also sell cameras and speakers, which are often required at each location.

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Our Market

Our Cloudastructure solutions fall between the intersection of three very large and growing industries AI, Public Cloud, and Security. The worldwide AI market was estimated at $500B in 2023 growing at an annual rate of 19% (Worldwide Semiannual Artificial Intelligence Tracker; February 2022 IDC). According to Gartner Research, the public cloud market was estimated at around $490B in 2023 growing at an annual rate of 20.7% (Gartner Forecasts Worldwide Public Cloud End-User Spending to Reach Nearly $500B in 2023; Gartner, October 31, 2022). The worldwide security market was estimated at $188B in 2023 growing at an annual rate of 11 percent (Gartner Identifies Three Factors Influencing Growth in Security Spending; Gartner October 13, 2022).

We are primarily focused on the multi-family and commercial property markets. According to a 2023 report by Fortune Business Insights, the global proptech market (real estate focused only) is projected to grow from $36.6 billion for 2024 and reach $89.93 billion by 2033, for a compounded annual growth rate of 11.9% during the period (see PropTech Market Report). We believe the rapid advancement of AI, machine learning, and digitization of data is fueling much of this growth.

Additionally, city and county ordinances for mandated surveillance (such as the laws in Prince George County, Maryland, DeKalb County, Georgia, etc., that require multi-family dwellings to install and maintain 24-hour security cameras) are increasing given the availability, affordability and accessibility of advanced security solution.

Cloudastructure contracts with both the ownership and asset management groups of large multi-family properties such as Greystar Real Estate Partners, Avenue5 Residential, LLC, Cushman & Wakefield, BH Management Services, LLC, FPI Management, Inc. and more, each with portfolios of properties in the several hundreds, if not thousands. These groups are looking for cloud-based advanced AI and remote guarding services to increase the security of their properties and improve the overall tenant experience. Security is often one of the most frequently cited problems at multi-family properties as it can lead to higher costs from increased vacancy rates, vandalism, and rising insurance rates.

Although we are primarily focused on the multi-family real estate and commercial property markets, we think it is noteworthy that video surveillance systems can be used in nearly any environment. In our view security and surveillance are necessary for nearly all organizations worldwide. Governments, enterprises, financial institutions and healthcare organizations are all expected or required to have a certain level of security and monitoring measures. As a result, there has been an increase in the demand for security applications, such as video surveillance to monitor and record borders, ports, transportation infrastructure, cities, corporate houses, educational institutes, public places, buildings and others, which is expected to drive the video surveillance market growth globally.

With a technological solutions that use AI, machine learning and digitization of data, Cloudastructure is capitalizing on this growing market need for an end-to-end centralized security system.

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Our Competition

Entities with competing solutions include: Avigilon (a subsidiary of Motorola Solutions, Inc. and our primary competitors in the multi-family space), Milestone Systems A/S (a Canon Inc. subsidiary), Verkada, Inc., Tyco Integrated Security LLC (a business unit of Johnson Controls International plc) and Stealth Monitoring, Inc.. The markets for our products and services are highly competitive, and we are confronted by aggressive competition in all areas of our business. These markets are characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of AI security and cloud-based video surveillance.

Principal competitive factors important to us include price, product features, relative price/performance, product quality and reliability, design innovation, a strong third-party software and accessories ecosystem, marketing and distribution capability, service and support and corporate reputation.

Our Customer Base

We focus on selling our products and services in the multifamily and commercial property management markets. In our experience, these markets are close-knit and relationship-based, with sales being highly reliant on word-of-mouth recommendations and customer testimonials. Larger property management firms in these markets are very protective of their reputations, and often require a meaningful amount diligence before selecting new, significant vendors. As part of that diligence process, property management firms almost always require references in the form of existing customer interviews, and will likewise generally serve as references to other property management firms for services that they use and enjoy. In our experience, as a newer market entrant, establishing a strong customer list is a critical requirement to ramp up sales, and an important metric used by property management firms when evaluating a prospective vendor. As of the date of this prospectus, we have been vetted through an extensive diligence process by, and signed contracts with, some of the largest property management and ownership groups in the markets in which we operate. Now that we have landed five of the top 10 property management firms (based on National Multifamily Housing Council’s 2024 NMCH 50 list) as clients, as well as many mid-tier property management firms, our strategy is to expand our relationships with these accounts with the goal of becoming the standardized AI security solution across their entire portfolios.

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For the year ended December 31, 2023, SunRoad Enterprises accounted for approximately 18%, and CONAM Management accounted for approximately 9% of our revenues, respectively. As of September 30, 2024, Fairfield Properties accounted for approximately 9%, Wingate accounted for approximately 9%, SunRoad Enterprises accounted for approximately 11%, and CONAM Management accounted for approximately 6% of our revenues, respectively. Other of our customers include the following, with the approximate percentage of revenue generated by each as of September 30, 2024, noted next to their names:

●     Greystar Real Estate Partners* – 1%

●     Cushman & Wakefield* – 2%

●     FPI Management, Inc.* – 1%

●     BH Management Services, LLC* – 1.41%

●     Avenue5 Residential, LLC*†

●     Federal Capital Partners – 5%

●     CONAM Management – 6%

●     The Wolff Company – 6%

●     Second Street Fund†

●     The Habitat Company – 1%

●     American Landmark Apartments – 2%

●     AJ Capital Partners – 1%

●     Fairfield Properties – 9%

●     MBK Rental Living – 1%

●     The Al Angelo Company – 0.57%

●     TruAmerica Multifamily – 2%

●     The Breeden Company – 2%

●     PGIM Real Estate – 7%

●     Gold Crown Management, Inc. – 3%

*Top 10 property management company on the National Multifamily Housing Council’s 2024 NMCH 50 list.

† Avenue 5 Residential, LLC and Second Street Fund are customers of the Company; however, no revenue was generated from these customers during the period ended September 30, 2024, as they were not billed during this period

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Select Customer Accolades

“Our package thefts have disappeared almost entirely, which is amazing!”
—Zahra Alhisnawi, CONAM

“We are able to stop a crime if it's in progress!”
—Britney Kalberer, VP Kalberer Properties

“...A gate was damaged multiple times. With Cloudastructure, we were able to identify the responsible party and recover the funds.”
—Alex Allione, Asset Manager CONAM

"I was able to open the platform on my laptop at home, see who was there [at the pool] ... and resolve the situation right away. I absolutely love it. Five stars on the whole thing.”
—Morgan Kottowitz, American Landmark

Typically, our customers pay up front annually for services and sign our subscription and remote guarding agreements which govern the terms of service. Some of our larger customers require monthly billing arrangements. We allow cancellation of our services at any time unless a three-year contract is signed, in which case penalties occur. Specifically for CONAM, our agreements operate on a month-to-month basis and may be terminated by either party upon thirty days’ written notice. Immediate termination is possible under circumstances like non-payment or insolvency. For SunRoad, pricing is structured around an annual commitment, with services prepared and prepaid on an annual basis, and similarly, either party may terminate the agreement upon thirty days’ written notice without penalty. Additionally, we may terminate the agreement if SunRoad fails to pay fees or becomes insolvent. While these agreements are nominally annual contracts that auto-renew, they remain cancellable without penalty, as noted. We do not believe that we are substantially financially dependent on our relationship with any of our customers. Our remote guarding agreements focus on utilizing advanced technology, such as AI-driven surveillance and real-time monitoring, to actively protect property and escalate security incidents to law enforcement. In contrast, our subscription agreements are designed to give customers access to our broader suite of services, including video storage, real-time viewing, and account management features. While both agreements have similar legal structures, the remote guarding agreements are more specialized, emphasizing physical security and monitoring services. Our ideal customer for our solutions is an enterprise business with multiple locations in the multi-family real estate and commercial market space. The material terms of our remote guarding and subscription agreements are summarized below.

Remote Guarding Agreement

The remote guarding agreement includes strict confidentiality provisions, defining “Confidential Information” to encompass all business, financial, and personal details of the customer and related parties, including any recordings made during our services. We agree not to disclose this information without written consent, except as required by law. All intellectual property developed or used under the agreement remains the exclusive property of us and our subcontractors. Late payments incur interest at 1.5% per month, and the customer is responsible for collection costs, including legal fees. We reserve the right to suspend services for non-payment. The agreement operates on a month-to-month basis, terminable by either party with 30 days’ notice. Immediate termination may occur if the customer fails to pay, becomes insolvent, or enters bankruptcy. Liability is limited, with us and our affiliates not responsible for any indirect, incidental, punitive, special, or consequential damages, and total liability is capped at fees paid in the preceding 12 months. We make no warranties whatsoever regarding the services provided, including any implied warranties of merchantability or fitness for a particular purpose. If the customer feels that the service is not meeting agreed-upon levels, they may notify the Company, which will have 30 days to remedy the situation. If unresolved, the customer will not be responsible for fees from the time of notice until the issue is resolved. Disputes are resolved through arbitration in San Francisco under JAMS rules, though provisional remedies may be sought in court.

Subscription Agreement

The terms of our subscription agreement stipulates that any disputes will be resolved through binding arbitration, with both parties waiving the right to a jury trial. Subscribers agree to a subscription service with automatic recurring payments and must ensure payment information is kept current. If a subscriber’s account is delinquent, we reserve the right to suspend access. We grant subscribers a non-transferable license to use our services, subject to compliance with applicable laws and our terms. All intellectual property remains ours, and subscribers are prohibited from unauthorized use or distribution of our materials. Third-party components may be integrated into the service, but we are not responsible for third-party content or software. Prohibited conduct includes unauthorized access, violation of intellectual property rights, and interference with security features. The agreement can be terminated by either party with 30 days’ notice, and we reserve the right to modify or discontinue services without liability for service changes. Subscribers are responsible for indemnifying us for any unauthorized use, while we indemnify subscribers for intellectual property infringement claims. The service is provided “as is,” and we disclaim all implied warranties, limiting our liability to the fees paid in the prior 12 months. We do not assume liability for indirect, consequential, or punitive damages. Additionally, the terms of sale specify that products are sold under FCA (Free Carrier) terms, with title passing upon delivery to the carrier. We retain a security interest in the products until payment is received in full. Subscribers are responsible for complying with U.S. export control laws, sanctions, and anti-corruption regulations, and must not sell or promote our products through unauthorized means, including illegal platforms. Any returns are subject to a 20% restocking charge, and late payments incur interest at a rate of 5% per month.

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Our Employees

As of September 30, 2024, we had 18 full-time employees and two part-time employees. We also use a considerable number of globally-sourced contractors from high-value regions such as India, Brazil and Eastern Europe who are not included in our employee count. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider the relationship with our employees to be good. We generally enter into agreements with our employees that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Outsourcing

We currently outsource a number of our key functions to third parties, including some software development, legal and payroll.

In addition, we host our services on cloud platforms provided by Google LLC and Amazon.com, Inc.. There are a number of alternative cloud providers that we could also utilize if necessary. We have been moving more of our services to our own computers in co-location facilities to achieve the same result at lower costs.

Suppliers

We currently utilize third-party suppliers of standard, off-the-shelf computers onto which we install software to turn them into our cloud video recorders. To date, we have bought computers primarily through Amazon.com. Inc., Exxact Corporation, and Newegg Commerce, Inc., but there are a large number of other suppliers from whom we could source these computers should we have to source from alternative providers for any reason. Similarly, we source cameras and speakers primarily from Shenzhen Sunell Technology Corporation, but there are a large number of suppliers from whom we could source for these cameras and speakers should we have to source from alternative providers for any reason.

Strategic Acquisitions

Our core focus is to grow Cloudastructure organically. However, we may selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide unique solutions and opportunities for the Company and our clients. Integrating these solutions into our broader technology and client base and integrating acquisitions into our plan of operations may potentially result in revenues and cost synergies. In 2022, we completed acquisitions of two businesses: Visionful Holding Inc., a company that provided smart parking solutions for transit providers, and Infrastructure Proving Grounds, Inc., an internet-of-things cybersecurity company. However, we are not currently utilizing the assets we acquired from these businesses in our core operations. As of the date of this prospectus, we have not acquired any other businesses, and are not currently pursuing any other acquisitions.

Regulatory Environment

We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, intellectual property, competition, consumer protection and other subjects. Although our business is not currently subject to licensing requirements in any of the jurisdictions in which we operate, this does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate. Any such licensing requirements, if introduced, could be burdensome and expensive or even impose requirements that we are unable to meet.

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In the ordinary course of business we and customers using our solutions access, collect, store, analyze, transmit and otherwise process certain types of data, including personal information, which subjects us and our customers to certain privacy and information security laws in the United States and internationally, including, for example, the California Consumer Privacy Act (the “CCPA”), which took effect January 1, 2020, and the California Privacy Rights Act (the “CPRA”) which took effect January 1, 2023, and which significantly amended the CCPA, and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data and imposes significant data privacy and potential statutory damages related to data protection for the data of California residents.

The CPRA also created a new California data protection agency specifically tasked to enforce the law, which will likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security and may increase our compliance costs and potential liability. In addition to the CCPA, numerous other states’ legislatures have passed or are considering similar laws that will require ongoing compliance efforts and investment. For example, Virginia passed the Virginia Consumer Data Protection Act, and Colorado passed the Colorado Privacy Act, both of which differ from the CPRA and became effective in 2023. Similar laws have been proposed in other states as well and at the federal level. Other international laws are also in place or pending, and such laws may have potentially conflicting requirements that would make compliance challenging.

Under these data protection and privacy laws, we and our customers are required to maintain appropriate technical and organizational measures to ensure the security and protection of personal data and information, and we must comply (either directly or indirectly in support of our customers’ compliance efforts, as may be provided for the agreements we enter into with our customers) with a number of requirements with respect to individuals whose personal data or information we collect and process. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

Intellectual Property

We do not have any patents or trademarks on which our business relies. We have engaged intellectual property counsel and pursue intellectual property filings that we and our counsel deem appropriate.

We rely on confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Property

Our mailing address is 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301, which is a shared office space. The space serves as the location of our corporate headquarters. We also lease space at 655 Skyway Road, San Carlos, California 94070 on a month-to-month basis for $7,368 per month, which serves as our development offices.

We believe that our facilities are adequate for our current and anticipated near-term needs and that suitable additional or substitute space would be available if needed.

Legal Proceedings

As previously reported, on September 27, 2023 (the “Order Date”), we reached a final settlement with the SEC relating to alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. Without admitting or denying the SEC’s findings, we has consented to: (i) cease and desist from committing or causing any violations and any future violations of Sections 17(a) of the Securities Act and Exchange Act Section 10(b) of the Exchange Act and Rule 10b-5 thereunder; (ii) pay a civil money penalty in the amount of $558,071 to the SEC in the following installments: the first installment of $139,517.75 within ten days of the Order Date; the second installment of $139,517.75 within 120 days of the Order Date; the third installment of $139,517.75 within 240 days of the Order Date; and the last installment of $139,517.75, plus accrued interest, within 365 days of the Order Date. As of the date of this prospectus, the Company has made all required payments under the terms of the settlement.

From time to time, we may be party to litigation arising in the ordinary course of business. Except as described above, as of the date of this prospectus, we are not subject to any material legal proceedings nor, to the best of our knowledge, are any material legal proceedings pending or threatened against us.

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Recent Developments

Equity Financing

On November 25, 2024, we entered into a Securities Purchase Agreement, as amended by Amendment No. 1 to Securities Purchase Agreement, dated January 16, 2025 (as so amended, the “Securities Purchase Agreement” or “Equity Financing”) with Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), upon the closing (the “Closing”) of which we will issue and sell to Streeterville (i) 6,300 shares of newly designated Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred”), for an aggregate purchase price of $6,300,000 (the “Purchase Price”), and (ii) that number of shares of our Class A common stock, as calculated in accordance with the terms of the Securities Purchase Agreement (the “Pre-Delivery Shares”), for an aggregate purchase price of $0.0001 multiplied by the number of Pre-Delivery Shares issuable. In addition, Streeterville, for a period ending on the later of (i) two years from the Closing, and (ii) the date on which it no longer holds any Series 1 Preferred, will have the right, but not the obligation, to reinvest up to an additional $3,150,000 into the Company in one or more tranches (of at least $100,000) on substantially similar terms as the Equity Financing (the “Reinvestment Right”). Streeterville will also have the right, for a period ending six months after it no longer holds any Series 1 Preferred or is not otherwise owed any obligations from us, to participate in up to 30% of the amount any debt or equity financing that we consummate.

Pursuant to the Securities Purchase Agreement, we have also agreed to file a resale registration statement registering the Equity Financing Shares (as hereinafter defined) within ten days of the Closing and to maintain an effective registration statement covering the Equity Financing Shares until (i) the Series 1 Preferred have been converted or redeemed in full, or (ii) Streeterville is able to sell the Equity Financing Shares in reliance on Rule 144 under the Securities Act.

The Securities Purchase Agreement includes customary representations, warranties and covenants, and a “most favored nation” provision that will remain in effect for so long as Streeterville owns any Series 1 Preferred. We have also agreed to pay $50,000 for Streeterville’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the Equity Financing, which amount will be deducted from the Purchase Price at the Closing.

The foregoing description of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement and Amendment No. 1 to Securities Purchase Agreement, copies of which are filed as Exhibits 10.6 and 10.7, respectively, hereto and incorporated herein by reference herein.

Series 1 Convertible Preferred Stock

As set forth in the Certificate of Designations establishing the Series 1 Preferred (the “Certificate of Designations”) and to be filed prior to the Closing of the Equity Financing, the Series 1 Preferred will have a stated value of $1,111 per share (“Stated Value”), will accrue a 10% per annum rate of return, payable quarterly in cash or through the issuance of additional shares of Series 1 Preferred at our election, and will be convertible into Class A common stock (the “Conversion Shares” and, together with the Pre-Delivery Shares, the “Equity Financing Shares”) at any time at an initial conversion price (the “Conversion Price”) of $9.00 per share. The Conversion Price is subject to adjustment upon our issuance warrants, options or other rights to acquire Class A common stock at a lower price and upon the occurrence of certain Trigger Events (as hereinafter defined) or events of default as set forth in the Certificate of Designations. Additionally, if (i) we receive notice of non-compliance with Nasdaq’s listing requirements, (ii) our average market capitalization falls below $75,000,000 in any ten business day period, or (iii) our stockholder equity falls below $2,500,000, we have a net loss greater than $1,000,000 or net sales of less than $500,000 in any quarter beginning with the first quarter of 2025 (each a “Trigger Event”), then the Stated Value will increase by 10% and the Conversion Price will be adjusted to (a) the lesser of $9.00, or (b) the greater of (1) 85% of the lowest daily volume weighted average price (“VWAP”) of our Class A common stock during the preceding ten business day period, and (2) $1.00 (the “Floor Price”). For additional details about our Series 1 Preferred, see the section entitled “Description of Capital Stock—Series 1 Convertible Preferred Stock.”

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Equity Line

On November 25, 2024, we also entered into an Equity Purchase Agreement (the “Equity Purchase Agreement” or “Equity Line”) with Atlas Sciences, LLC, a Utah limited liability company (“Atlas”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, we will have the right to cause Atlas to purchase (the “Put”) up to an aggregate of $50,000,000 (the “Maximum Commitment Amount”) of our Class A common stock over the 24-month term of the Equity Line (the “Commitment Period”). In consideration of Altas’s commitment to purchase the Put Shares (as hereinafter defined) pursuant to the Equity Purchase Agreement, we will issue Atlas that number of shares of our Class A common stock (the “Commitment Shares”) as is equal to 2% of Maximum Commitment Amount divided by the closing price of our Class A common stock on the fifth Trading Day (as hereinafter defined) following first day on which they are traded on the Nasdaq Capital Market.

Concurrently with the Equity Purchase Agreement, we have entered into a Registration Rights Agreement (the “Registration Rights Agreement”) typical for transactions of this type with Atlas, pursuant to the terms of which we have agreed to file one or more registration statements (each a “Registration Statement”) registering the Equity Line Shares (as hereinafter defined).

Pursuant to, and subject to the terms and conditions of, the Equity Purchase Agreement, we will have the right beginning 15 days following the effective date of the initial Registration Statement and throughout the Commitment Period (provided a Registration Statement covering the resale of the Equity Line Shares remains in effect) to deliver written notice to Atlas (a “Put Notice”) on any day on which the principal market for our Class A common stock is open for business (a “Trading Day”) requiring Atlas to purchase a (i) minimum of not less than $25,000, and (ii) maximum of up to the lesser of (a) $250,000, or (b) the median daily trading volume during the five preceding trading days, of our Class A common stock (the “Put Shares” and, together with the Commitment Shares, the “Equity Line Shares”). The foregoing minimum and maximum amounts will be determined by multiplying the number of Put Shares set forth in the Put Notice by the closing trade price of our Common A common stock on the Trading Day immediately preceding the Put Date (as hereinafter defined).

A Put Notice will be deemed delivered on (i) the Trading Day received by Atlas if received on or before to 9:00 a.m. EST, or (ii) the immediately succeeding Trading Day if received after 9:00 a.m. EST on a Trading Day or at any time on a day that is not a Trading Day (such date, the “Put Date”). We will deliver the Put Shares within one Trading Day following the Put Date, and the trade will be deemed cleared when Altas receives the Put Shares, and they are cleared and approved for trading by its brokerage firm (the “Clearing Date”).

The purchase price (the “Purchase Price”) for the Put Shares will be 95% of the lowest daily VWAP of our Class A common stock during period beginning on the applicable Put Date and ending four Trading Days following the Clearing Date (the “Valuation Period”), and the investment amount (“Investment Amount”) will be the number of Put Shares multiplied by the Purchase Price, minus Atlas’s clearing costs. The closing of a Put shall occur within one Trading Day following the end of the Valuation Period, and Atlas will deliver the Investment Amount to us by wire transfer of immediately available funds. The Investment Amount for the first Put Notice that we submit will be reduced by $15,000 to cover Atlas’s legal and due diligence fees in connection with the Equity Line.

The Equity Purchase Agreement includes customary representations, warranties and covenants, and includes a beneficial ownership limitation which provides that the number of Commitment Shares and Put Shares, when aggregated with all other shares of Class A common stock then beneficially or deemed beneficially owned (i) with respect to Atlas individually, and not aggregated with the beneficial ownership of its affiliates, shall not exceed 4.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of Put Shares pursuant to a Put Notice; and (ii) with respect to Atlas together with the beneficial ownership of its affiliates, 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of Put Shares pursuant to a Put Notice.

The foregoing descriptions of the Equity Purchase Agreement and Registration Rights Agreement are qualified in their entirety by reference to the Equity Purchase Agreement and Registration Rights Agreement, copies of which are filed as Exhibits 10.8 and 10.9, respectively, hereto and are incorporated by reference herein.

Stockholder Approval

Prior to the effectiveness of the registration statement of which this prospectus forms a part, and as a condition to the Closing of the Equity Financing, we will have obtained stockholder approval of our issuance of Equity Financing Shares and Equity Line Shares, as well as our potential issuances of Conversion Shares in connection with the Reinvestment Right in excess of 20% or more of our outstanding Class A common stock at a price that is less than the “minimum price,” as defined, and in accordance with the requirements of Nasdaq Listing Rule 5635(d).

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MANAGEMENT

Executive Officers

The following table sets forth certain information, as of the date of this prospectus, concerning our executive officers:

Name	Age	Position
James McCormick	66	Chief Executive Officer, Director
Greg Smitherman	60	Chief Financial Officer
Gregory Rayzman	62	Chief Technology Officer
Lauren O’Brien	59	Chief Revenue Officer

The following is a biographical summary of the experience of our executive officers.

James McCormick, Chief Executive Officer, Director

James McCormick has served as a director since November 2021 and was appointed Chief Executive Officer in June 2024. Mr. McCormick has over 30 years of experience in finance, operations and administration, primarily in the high tech industry. He has been instrumental in raising over $1 billion in funds for companies in which he was involved, including IPO’s, sales to strategic investors, investments by VC’s and securities sales through the capital markets. He has been involved in numerous M&A activities, both on buy-side and sell-side transactions. His experience has ranged from managing start-up companies to complex, multi-national entities. From May 2019 to present, Mr. McCormick has served as the Chief Operating Officer for LTA Research and Exploration, an aerospace research and development company building experimental and certified manned and remotely piloted airships. From October 2015 to May 2019, Mr. McCormick served as Chief Financial Officer of Global Equipment Services (GES), a company specializing in production process and test equipment design, manufacturing, and global services for the semiconductor and electronics product manufacturing industry. While acting as CFO, Mr. McCormick oversaw the acquisition of GES by Kimball Electronics in an approximately $50 million transaction. He has held CEO, CFO and COO positions at various other public and private companies including Crossing Automation (sold to Brooks Automation (BRKS)), Serious Energy, PodTech, iPrint Technologies (sold to Harland Clarke), Tandem Computers (sold to Hewlett Packard (HPE)) and UB Networks (sold to Alcatel). Mr. McCormick holds a BBA from the University of Toledo and a MBA from the University of Michigan.

Greg Smitherman, Chief Financial Officer.

Greg Smitherman has served as our Chief Financial officer since October 2021. Mr. Smitherman is a hands-on financial executive with over 20 years of M&A and venture capital experience and 10 years of operating experience. Prior to joining the Company, Mr. Smitherman served as Chief Financial Officer of Accelergy Corporation, a producer of specialty chemicals for industrial, food, pharmaceutical, and oil and gas markets, from February 2013 to October 2021. In this position, he managed the company’s financials, and was actively involved in developing and executing on the company’s fundraising strategy and joint venture negotiations, where he oversaw closing on over $20 million in funding. Mr. Smitherman brings extensive tactical, strategic and business planning experience in building and growing companies in multiple industries. He is experienced in successfully managing large and small teams in time-sensitive environments, and has had active roles in M&A transactions, fundraising efforts, and in navigating four companies undergoing IPOs. Mr. Smitherman received his BS in Aerospace Engineering from the University of Michigan, and his MBA from the University of Chicago.

Gregory Rayzman, Chief Technology Officer

Gregory Rayzman has served as our Chief Technology Officer since 2015 and originally joined the Company in 2004. From April 2015 to present, Mr. Rayzman has also served as Chief Technology Officer and Chief Data Architect of SteppeChange, leading various telecom, finance and security projects. Mr. Rayzman is a seasoned technologist and well recognized name in Silicon Valley. His expertise in Big Data and database architecture is sought by several emerging and well-established companies like Apple, where he provided pivotal leadership in designing and developing massively scalable and database backed infrastructures from 2013 to 2015. From May 2010 to March 2015, Mr. Rayzman worked at TheFind, developing a shopping search engine with relevancy and popularity algorithm. TheFind was acquired by Facebook in 2015. Prior to that, Mr. Rayzman served as Chief Data Architect of a forward-looking company NebuAd from 2006 to 2009, where he developed behavior targeting advertising systems based on the aggregate data. He was previously a founding engineer and Chief architect for ITM Software, acquired by BMC. Mr. Rayzman also served as CTO for Claridyne Inc., an IT infrastructure and integration company. Mr. Rayzman was founding engineer and Director of Software Engineering for Annuncio Inc., acquired by PeopleSoft (now Oracle). Mr. Rayzman holds both Bachelor and Master’s degrees in Computer Science from Moscow University and completed his postdoctoral education in Applied Mathematics at the Academy of Science before moving to the United States.

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Lauren O’Brien, Chief Revenue Officer

Lauren O’Brien joined the Company in April 2021 and has served as our Chief Revenue Officer since May 2022. Lauren has over 20 years of executive experience in a variety of sales, sales management, marketing, operations and general management roles. Prior to joining the Company, Lauren most recently served as Chief Operating Officer of VentureBeat, a leading enterprise AI publication. Lauren joined VentureBeat in March 2017, initially serving as VP of Operations, and then as Chief Operating Officer, where she led the company to profitability for the first time in its history while driving sales to double digit growth year over year. Lauren still serves as a Board Advisor to VentureBeat. From 2002 to 2017, she served as Chief Executive Officer of Shift Communications and Consulting, a leading consulting firm providing strategic consulting services to businesses to accelerate growth and improve operations. There, she was directly responsible for driving sales, and delivering strategic consulting services to C-level clients, and often was hired in executive roles for early-stage companies. Ms. O’Brien has extensive experience in sales, marketing and go-to-market strategy building for Cloud-based startups. Ms. O’Brien also led the product strategy team for a $100m CRM company where she was instrumental in securing enterprise sales with the company’s first cloud-based CRM product. Ms. O’Brien has an MBA in Marketing and Finance from University of California, Berkeley and a Bachelor’s Degree from the University of Vermont.

Non-Employee Directors

The following table sets forth certain information, as of the date of this prospectus, concerning our non-employees who serve on our board of directors:

Name	Age	Position
Ruba Qashu	51	Director
Jeff Kirby	60	Director
Craig Johnson	66	Director

The following is a biographical summary of the experience of our non-employee directors.

Ruba Qashu, Director

Ruba Qashu has served on our board of directors since April 2023. Ms. Qashu is a partner at Barton LLP, where she has been employed since March 2023. Ms. Qashu serves on Barton LLP’s business and finance team, and her is on capital markets and securities transactions. She has over 20 years of experience as securities counsel for public companies and a substantive history structuring complex transactions and providing strategic counseling. Ms. Qashu’s capital markets experience includes CMPOs, registered direct offerings and PIPEs. Ms. Qashu handles ‘34 Act reporting and advises regarding corporate governance, equity compensation plans and stockholder communications. Prior to joining Barton LLP, she was a Partner at Raines & Feldman. Previously, from 2011 through 2021, she was a Partner at Libertas Law Group. Ms. Qashu holds a B.A. in English Literature from UC Berkeley and a J.D. from Hastings College of Law (now UC Law San Francisco). She is admitted to practice law in the State of California.

Jeff Kirby, Director

Jeff Kirby has served on our board of directors since June 2024. Mr. Kirby is the Founder of Resource Management and Development, a real estate investment firm with a seasoned team of commercial real estate service experts founded by Mr. Kirby in 1993. With expertise in master-planned communities and commercial development, Resource Management and Development had roles in developing and managing over 20,000 residential lots in the Northern Nevada market as well as developing over 800,000 square feet of office space in the Reno, Nevada market. Mr. Kirby served as Chief Financial Officer of Avantair from 2004 to 2007. In Mr. Kirby’s more than 25 year-career, he has also consulted on investment and pension fund matters for several prominent trusts and funds, created and managed joint venture partnership business arrangements and involvement in funding and capital generation for private and publicly traded companies, and co-founded North Valley Holdings, the single largest producer of new water rights to municipal markets in Nevada and Northern California. Mr. Kirby received his B.A. in communication and B.S. in psychology from the University of Colorado, Boulder.

Craig Johnson, Director

Craig Johnson has served on our board of directors since June 2024. Mr. Johnson has over 30 years of experience in a variety of Sales Management, Business Development, Marketing, Operations, and General Management positions at large corporations like Honeywell, and various start up organizations. His industry expertise includes Industrial Automation, Building Automation, Technology, and Security. Mr. Johnson earned his Bachelors of Business Administration in Marketing and Management from the University of Wisconsin-Madison and his Masters in Business Administration in Marketing from DePaul University in Chicago. He currently sits on two small company boards, one non-profit board and served as a Reserve Officer in the Armed Forces.

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Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors currently consists of four directors. Our certificate of incorporation provides that, subject to the rights of holders of any series of our preferred stock to elect directors, the number of directors on our board of directors shall be fixed from time to time solely by resolution of the majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Each of our directors serves a term ending on the next annual meeting of our stockholders following such director’s election or appointment, subject to such director’s earlier death, disqualification, resignation or removal.

Pursuant to our certificate of incorporation, subject to the preferential rights of holders of any series of our preferred stock, any newly created directorship that results from an increase in the number of directors or any vacancy on our board of directors can only be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and cannot be filled by the stockholders. Further, any member of our board of directors or our entire board of directors may only be removed for cause, and then only by the affirmative vote of the holders of at least sixty-six and two-third percent in voting power of our stock.

Under our amended and restated certificate of incorporation, our board of directors will be divided into three classes, with directors serving staggered three-year terms.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

Our board of directors has determined that all members of our board of directors, except James McCormick, are independent directors for purposes of the rules of Nasdaq and the SEC. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant, including the beneficial ownership of our Class A common stock and Class B common stock by each non-employee director.

Upon the effectiveness of the registration of which this prospectus forms a part, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC, subject to applicable phase-in periods for committees.

Staggered Board

In accordance with the terms of our amended and restated certificate of incorporation, our board of directors will be divided into three staggered classes of directors and each will be assigned to one of the three classes. At each annual meeting of our stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of shareholders to be held during the years 2025 for Class I directors, 2026 for Class II directors and 2027 for Class III directors.

•	Our Class I director will be Ruba Qashu;

•	Our Class II director will be Jeff Kirby; and

•	Our Class III director will be James McCormick.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in our control.

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Board Leadership Structure

Our board of directors is currently chaired by James McCormick. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. Our board of directors may also establish other committees from time to time to assist the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Upon our listing on Nasdaq, each committee’s charter will be available on our website at www.Cloudastructure.com.

Audit Committee

The members of our audit committee are Craig Johnson, Jeff Kirby and Ruba Qashu. Jeff Kirby serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our board of directors has determined that Jeff Kirby is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

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Compensation Committee

The members of our compensation committee are Craig Johnson, Jeff Kirby and Ruba Qashu. Ruba Qashu serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in Nasdaq rules and is a “non-employee director” under Rule 16b-3 under the Exchange Act. In addition, our board of directors has determined that each member of the compensation committee meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation committee’s responsibilities include:

•	reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

•	making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

•	reviewing and assessing the independence of compensation advisors;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	preparing the compensation committee reports required by the SEC, including our “compensation discussion and analysis” disclosure.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Craig Johnson, Jeff Kirby and Ruba Qashu. Craig Johnson serves as the chairperson of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying and screening individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Code of Conduct

We have adopted a written code of business conduct and ethics, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, a current copy of the code will be posted on our website at www.Cloudastructure.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “— 2024 Summary Compensation Table” below. For the fiscal year ended December 31, 2024, our “named executive officers” and their positions were as follows:

•	James McCormick, Chief Executive Officer and Director;

•	Gregory Rayzman, Chief Technology Officer;

•	Greg Smitherman, Chief Financial Officer; and

•	Richard Bentley, Former Chief Executive Officer and former director.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” and a “smaller reporting company,” each as defined under SEC rules, we are not required to include a compensation discussion and analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

2024 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Total ($)
Richard Bentley	2024	191,666	-	684,052	951,468
Former Chief Executive Officer and Director	2023	322,500	–	386,379	708,879
Gregory Rayzman	2024	158,333	–	256,489	414,823
Chief Technology Officer	2023	235,000	–	167,309	402,309
Greg Smitherman	2024	161,667	–	285,216	446,883
Chief Financial Officer	2023	262,500	–	192,000	454,500
James McCormick	2024	50,333		66,208	116,542
Chief Executive Officer and Director	2023	55,250		6,000	61,250

(1)	In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of stock options for shares of Class B common stock granted computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the stock options granted in Note 11 to our audited financial statements included elsewhere in this prospectus

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2024 Salaries

In 2024, our named executive officers received an annual base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal year ended December 31, 2024, Mr. Bentley’s annual base salary was initially $295,000, but was thereafter reduced to $195,000, then further reduced to $36,000, Mr. Bentley’s status with the Company also changed from that of an employee to a consultant effective November 2, 2024.

For the fiscal year ended December 31, 2024, Mr. McCormick’s annual base salary was $160,000, Mr. Rayzman’s annual base salary was $220,000 and Mr. Smitherman’s annual base salary was $225,000. In September 2024, as part of a company-wide reduction in salaries to conserve cash during the pendency of our Direct Listing, each of our named executive officers agreed to temporarily reduce their annual base salary to $36,000, which reductions will remain in effect until the closing of our Equity Financing.

2023 Salaries

In 2023, our named executive officers received an annual base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal year ended December 31, 2023, Mr. Bentley’s initial annual base salary was $350,000 but was changed to $295,000, Mr. Rayzman’s initial annual base salary was $250,000 but was changed to $220,000 and Mr. Smitherman’s initial annual base salary was $300,000 but was changed to $225,000.

2024 Bonuses

For the fiscal year ended December 31, 2024, Mr. Bentley, Mr. McCormick and Mr. Smitherman were eligible to earn a bonus based on the achievement of goals and milestones, as determined by the Company in its sole discretion. For the fiscal year ended December 31, 2024, neither Mr. Bentley, Mr. McCormick nor Mr. Smitherman received bonuses.

2023 Bonuses

For the fiscal year ended December 31, 2023, Mr. Bentley and Mr. Smitherman were eligible to earn a bonus based on the achievement of goals and milestones, as determined by the Company in its sole discretion. For the fiscal year ended December 31, 2023, Mr. Bentley received a $50,000 bonus, and Mr. Smitherman did not receive a bonus.

Equity Compensation

Our named executive officers each received stock options to purchase shares of Class B common stock that were granted in 2024 and 2023 pursuant to the Company’s Amended 2014 Stock Option Plan. In 2024 Mr McCormick was awarded stock options to purchase 1,844,267 shares of Class B common stock, Mr. Bentley was awarded stock options to purchase 1,666,667 shares of Class B common stock, Mr. Rayzman was awarded stock options to purchase 466,667 shares of Class B common stock, and Mr. Smitherman was awarded stock options to purchase 383,334 shares of Class B common stock. In 2023, no stock options were awarded to Mr. Bentley, Mr. Rayzman or Mr. Smitherman.

The stock options granted to our named executive officers in 2024 vest 1/4 on the first anniversary date of employment and 1/48th each month thereafter until fully vested, subject to continued service.

For additional information about the Amended 2014 Stock Option Plan, please see the section titled “—Equity Compensation Plans” below.

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Other Elements of Compensation

Retirement Plans

We participate in Human Capital’s 401(k) retirement savings plan, which is available to all of our employees, including our named executive officers. Our named executive officers are eligible to participate in the Human Capital 401(k) plan on the same terms as other full-time employees. The Company does not provide matching funds to any employee.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in the Company’s health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe that the employee benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Employment Agreements with our Named Executive Officers

James McCormick Employment Agreement

We entered into an employment agreement with Mr. McCormick, dated June 24, 2024, pursuant to which Mr. McCormick serves as our Chief Executive Officer. Mr. McCormick’s employment pursuant to the agreement was “at-will” and was terminable by either party for any reason and with or without notice.

Pursuant to his agreement, Mr. McCormick is entitled to receive an initial base salary of $160,000, which will increase to $295,000 after the Company raises at least $6,000,000. In addition, the agreement provided that Mr. McCormick was eligible to participate in annual performance bonus plans established by the Company from time to time for similarly situated employees, subject to the terms and conditions established by the Company for such bonus plans. Any such bonuses were to be based on the achievement of goals and milestones established by the Company in its sole discretion. The agreement also provided that Mr. McCormick was eligible to participate in Company-sponsored benefits that the Company may offer to similarly situated employees from time to time. All reasonable business expenses that were documented by Mr. McCormick and incurred in the ordinary course of business were to be reimbursed in accordance with the Company’s standard policies and procedures.

Gregory Rayzman Employment Agreement

We have entered into an employment agreement with Mr. Rayzman, dated April 19, 2021, pursuant to which Mr. Rayzman serves as our Chief Technology Officer. Mr. Rayzman’s employment pursuant to the agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to his agreement, Mr. Rayzman was entitled to receive an initial base salary of $250,000, which was decreased to $220,000 in 2023. The agreement also provides that Mr. Rayzman was eligible to participate in Company-sponsored benefits that the Company may offer to similarly situated employees from time to time. All reasonable business expenses that are documented by Mr. Rayzman and incurred in the ordinary course of business are to be reimbursed in accordance with the Company’s standard policies and procedures.

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Greg Smitherman Employment Agreement

We have entered into an employment agreement with Mr. Smitherman, dated October 7, 2021, pursuant to which Mr. Smitherman serves as our Chief Financial Officer. Mr. Smitherman’s employment pursuant to the agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to his agreement, Mr. Smitherman is entitled to receive an initial base salary of $300,000, which was decreased to $225,000 in 2023. In addition, the agreement provides that Mr. Smitherman is eligible to receive a 25% annual performance bonus upon terms to be negotiated between Mr. Smitherman and the Company. Mr. Smitherman is also eligible to receive equity compensation of approximately 2.5% of the Company. Mr. Smitherman is also eligible to receive severance equal to 3 months’ pay if terminated without cause.

Equity Compensation Plans

The following summarizes the material terms of the Cloudastructure, Inc. stock option plan.

Stock Option Plan

On April 16, 2020, our board of directors adopted, and our stockholders approved, our Amended 2014 Stock Option Plan. The Amended 2014 Stock Option Plan provides for the grant of incentive stock options and nonstatutory stock options. The Amended 2014 Stock Option Plan, through the grant of stock awards, is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success. Through September 30, 2024, we have issued the equivalent of 5,917,418 options with a strike price of the equivalent of $0.024 per share, 4,517,302 options with a strike price of the equivalent of $1.86 per share, 183,076 options with a strike price of the equivalent of $2.16 per share, 58,334 options with a strike price of the equivalent of $2.22 per share, and the equivalent of 3,641,673 options with a strike price of the equivalent of $2.70 per share to employees and directors under the Amended 2014 Stock Option Plan. Generally, awards granted by us vest over four years and have an exercise price equal to the estimated fair value of our Class B common stock as determined by our board of directors with consideration given to contemporaneous valuations of our Class B common stock prepared by an independent third-party valuation firm.

On July 19, 2024, our board of directors amended and restated our Amended 2014 Stock Option Plan (the “Amended and Restated Stock Option Plan”) to extend its term and increase the number of shares of common stock available for issuance under the plan. The Amended and Restated Stock Option Plan remains subject to stockholder approval within 12 months of its date of adoption.

As of September 30, 2024, there were the equivalent of 2,632,195 shares available for future issuance under the Amended and Restated Stock Option Plan.

The foregoing description of the Amended 2014 Stock Option Plan and Amended and Restated Stock Option Plan are qualified in their entirety by reference to the Amended 2014 Stock Option Plan and Amended and Restated Stock Option Plan, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Outstanding Equity Awards at December 31, 2024

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2024:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
James McCormick	78,299	1,790,969	1.86-2.70	January 2023 and June 2034
Gregory Rayzman	4,382,299	2,057,120	$0.024-2.70	April 2029 - June 2034
Greg Smitherman	1,179,418	633,335	$0.024-2.70	April 2029 - June 2034
Richard Bentley	685,277	498,057	$1.86-2.70	January 2032 - June 2034

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Director Compensation

Non-employee Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended December 31, 2024. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2024 for their services as members of our board of directors. Prior to assuming the role of Chief Executive Officer on July 1, 2024, James McCormick served as a non-employee member of our board of directors and received the total compensation set forth in the table below in such role. Richard Bentley, our founder, former Chief Executive Officer and a former director, received no additional compensation for his service as a director. See the section titled “Executive Compensation” for more information on the compensation paid to or earned by Mr. Bentley as an employee for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
James McCormick	7,000	–	–	7,000
Ruba Qashu	12,000	–	38,333	50,336
Jeff Kirby	6,000	–	–	6,000
Craig Johnson	6,000	–	6,000	12,000

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended December 31, 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2023 for their services as members of our board of directors. Richard Bentley, our founder, former Chief Executive Officer and a former director, received no additional compensation for his service as a director. See the section titled “Executive Compensation” for more information on the compensation paid to or earned by Mr. Bentley as an employee for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
James McCormick	55,250	–	6,500	61,750
Ruba Qashu	7,500	–	–	7,500
Jeff Karras	37,500	–	1,500	39,000
Jeff Kirby	49,250	–	2,500	51,750

As of December 31, 2024, the non-employee members of our board of directors held the following aggregate number of unexercised options:

Name	Number of Securities Underlying Unexercised Options
James McCormick	125,000
Ruba Qashu	208,334
Jeff Kirby	9,375
Craig Johnson	118,500

Except as set forth above, no non-employee member of our board of directors held unexercised options or unvested shares of our Class A common stock or Class B Common Stock as of December 31, 2024.

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As of December 31, 2023, the non-employee members of our board of directors held the following aggregate number of unexercised options:

Name	Number of Securities Underlying Unexercised Options
James McCormick	25,000
Ruba Qashu	41,667
Jeff Karras	8,334
Jeff Kirby	9,375

Except as set forth above, no non-employee member of our board of directors held unexercised options or unvested shares of our Class A common stock or Class B Common Stock as of December 31, 2023.

Non-Employee Director Compensation Policy

Our board of directors has adopted a non-employee director compensation policy that will continue upon the effectiveness of the registration statement of which this prospectus is a part. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation from and after the completion of this offering as set forth below:

Position	Annual Retainer
Non-Employee Director	$12,000

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions or series of transactions since inception, or currently proposed transactions or series of transactions, to which we were, or will be, a party, in which the amount involved exceeded, or will exceed, $120,000, and in which any of our directors, executive officers, or to our knowledge, beneficial owners of 5% or more of our capital stock, or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Aircraft Lease

On September 1, 2023, the Company entered into a dry lease of a Cessna T210N Turbo Centurion plane with Cloud Transport Operations LLC. Richard Bentley, the Company’s former Chief Executive Officer, has an indirect ownership interest in Cloud Transport Operations LLC. This agreement allows the Company to lease the plane for $350 per hour and will cover insurance and maintenance costs.

Additionally, effective September 1, 2023, the Company also entered into a side agreement related to the dry lease agreement with Hydro Hash, Inc., a company of which Mr. Bentley is Chairman and a significant stockholder. Hydro Hash, Inc. agreed, in exchange for use of the plane, to cover 40% of the insurance and maintenance costs for the plane under the dry lease agreement between the Company and Cloud Transport Operations LLC.

Issuance of Shares for Notes Receivable

On February 20, 2020, the Company issued 250,000 shares of Class A common stock to Mr. Bentley in exchange for a promissory note receivable for $6,000. The note receivable matures in February 2030 and bears interest at the rate of 1.86% per annum. As of September 30, 2024, this note accrued interest totaling $515.39.

On November 28, 2021, Mr. Bentley exercised options to purchase 550,000 shares of Class B common stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note representing such loan accrued interest at 2.0% per annum and had a maturity date of December 3, 2022. The note was secured by the 250,000 shares of Class B common stock held by Mr. Bentley. On October 13, 2022, Mr. Bentley entered into an agreement with the Company to surrender 190,479 shares of his Class B common stock to satisfy the remaining balance of the loan, including interest, in the aggregate amount of $354,289.87, which resulted in this note being repaid in full.

On October 13, 2022, the Company loaned to Mr. Bentley $185,000 to pay income taxes related to the November 28, 2021 option exercise described above. The note representing such loan accrued interest at 3.4% per annum and had a maturity date of October 13, 2023. The note was secured by 359,522 shares of Class B common stock held by Mr. Bentley. On October 13, 2023, Mr. Bentley surrendered 102,483 shares of Class B common stock to pay off the remaining balance of the loan, including interest, in the aggregate amount of $190,618.07, which resulted in this note being repaid in full.

Equity and Compensation Arrangements

On April 16, 2020, our board of directors adopted, and our stockholders approved, our Amended 2014 Stock Option Plan. On July 19, 2024, our board of directors amended and restated our Amended 2014 Stock Option Plan (the “Amended and Restated Stock Option Plan”) to extend its term and increase the number of shares of common stock available for issuance under the plan. The Amended and Restated Stock Option Plan remains subject to stockholder approval within 12 months of its date of adoption. The Amended and Restated Stock Option Plan provides for the grant of incentive stock options and nonstatutory stock options. The Amended and Restated Stock Option Plan, through the grant of stock awards, is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success. Through September 30, 2024, we have issued the equivalent of 5,917,418 options with a strike price of the equivalent of $0.024 per share, 4,517,302 options with a strike price of the equivalent of $1.86 per share, 183,076 options with a strike price of the equivalent of $2.16 per share, 58,334 options with a strike price of the equivalent of $2.22 per share, and the equivalent of 3,641,673 options with a strike price of the equivalent of $2.70 per share to employees and directors under the Amended 2014 Stock Option Plan. Generally, awards granted by us vest over four years and have an exercise price equal to the estimated fair value of our Class B common stock as determined by our board of directors with consideration given to contemporaneous valuations of our Class B common stock prepared by an independent third-party valuation firm.

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PRINCIPAL AND REGISTERED STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth:

•	certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of January 27, 2025 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Class A common stock and Class B common stock;

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group; and

•	the number of shares of our Class A common stock and Class B common stock held by the Registered Stockholders and registered as Class A common stock for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their Class A common stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days and (ii) our employees. The Registered Stockholders may, or may not, elect to sell their Class A common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. The Registered Stockholders may elect to sell their shares in connection with this Direct Listing and in market transactions following this Direct Listing. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their Class A common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time and the Registered Stockholders may sell all, some, or none of the Class A common stock covered by this prospectus, we cannot determine the number of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock, either as Class A common stock or Class B common stock, that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our Class A common stock or Class B common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The Registered Stockholders are not entitled to any registration rights with respect to our Class A common stock or Class B common. However, we currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of Class A common stock by the Registered Stockholders. However, we will engage a financial advisor with respect to certain other matters relating to our listing. See “Plan of Distribution.”

We have based percentage of beneficial ownership for the following table on 14,020,543 shares of Class A common stock and 571,011 shares of Class B common stock outstanding as of January 27, 2025. In addition, in accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities issuable within 60 days of January 27, 2025. As such, shares of Class A common stock and Class B common stock issuable pursuant to options and warrants that may be exercised or settled within 60 days of January 27, 2025 are deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by the person holding such securities but are not deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by any other person.

Each share of our Class A common stock is entitled to one vote per share and each Class B common stock is entitled to 20 votes per share on all matters submitted to a vote of the stockholders, including the election of directors.

The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion & Analysis of Financial Results and Condition” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.

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Except as otherwise indicated in the footnotes to the table set forth below, all persons listed have sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership of their common stock. Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o Cloudastructure, Inc., 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock†		Percentage of Total Voting	Shares of Class A Common Stock Being
Name of Beneficial Owner	Number	%	Number	%	Power †	Registered

Executive Officers and Directors
James McCormick (1)	–	–	89,757	13.6	6.6	–
Gregory Rayzman (2)	–	–	1,226,292	68.2	49	–
Greg Smitherman (3)	2	*	744,443	56.6	36.9	2
Lauren O’Brien (4)	–	–	682,986	54.5	34.9	–
Ruba Qashu (5)	–	–	,19,098	3.2	1.5	–
Jeff Kirby (6)	–	–	9,375	1.6	*	–
Craig Johnson (7)	–	–	113,292	16.6	8.2
All executive officers and directors as a group (7 persons)	2	–	2,733,172	82.7	68.2	2

5% Stockholders
Upward Labs AC/SB LLC (8)	747,745	5.1	–	–	2.9	747,745

Other Registered Stockholders:
Sheldon Bentley (9)	334	*	5,168,772	95.7	5	340,706
The Alpha Irrevocable Trust (10)	–	–	166,667	29.2	13.1	166,667
Maxim Partners LLC (11)	116,667	*	–	–	*	116,667
Code Investment Mgt LLC (12)	63,880	*	–	–	*	63,880
500 STARTUPS V. L.P. (13)	48,844	*	–	–	*	48,844
Ujamaa Ventures II, LLC (14)	50,044	*	–	–	*	50,044
Alchemist Accelerator, LLC (15)	25,267	*	–	–	*	25,267
WAFTT, LLC (16)	20,623	*	–	–	*	20,623
Arthur J. Dobrzelecki Family Trust (17)	20,280	*	–	–	*	20,280
OpenDeal Portal LLC (18)	16,602	*	–	–	*	16,602
James P. Brody	15,766	*	–	–	*	15,766
Christina Marie Cooley Randolph	11,417	*	–	–	*	11,417
Bristow Family Trust (19)	11,163	*	–	–	*	11,163
Alchemist Accelerator Fund I LLC (20)	10,829	*	–	–	*	10,829
Ralph Eschenbach	9,661	*	–	–	*	9,661
M.R.L. KASSOUF Living Trust U/A 03/30/05 (21)	6,058	*	–	–	*	6,058
Jeffery N. Brown	5,991	*	–	–	*	5,991
Elizabeth A. Fetter	3,431	*	–	–	*	3,431
Wayne Volkmuth	3,153	*	–	–	*	3,153
Dennis Leuer	2,209	*	–	–	*	2,209
Bruce Durham	2,049	*	–	–	*	2,049
Karil Reibold	1,250	*	–	–	*	1,250
Jim Achugbue	417	*	–	–	*	417
Chris Dobson	394	*	–	–	*	394
Cameron Urban	223	*	–	–	*	223

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______________________________________

*	Represents beneficial ownership of less than 1%.

†	The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
†	The percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common, as one class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to 20 votes per share. Holders of our Class A common stock and Class B common stock will vote together as one class on all matters submitted to a vote of our stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. See the section titled “Description of Capital Stock—Voting Rights” for additional information.
(1)	Includes 77,777 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(2)	Includes 1,226,292 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025. The Company and Mr. Rayzman have agreed to enter into a Standstill Agreement pursuant to the terms of which Mr. Rayzman will irrevocably agree that he will not acquire through purchase, by transfer or assignment or in any other manner, directly or indirectly, shares of common stock of the Company that would result in Mr. Rayzman owning in excess of 49% of the Company’s voting power.
(3)	Includes 2 shares of Class A common stock and 744,443 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(4)	Includes 682,986 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(5)	Includes 19,098 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(6)	Includes 9,375 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(7)	Includes 113,292 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025.
(8)	Includes 747,745 shares of Class A common stock held of record Upward Labs AC/SB LLC. The address for Upward Labs is 115 Broadway, 5th Floor, New York, New York 10006. Shana Schlossber has sole voting and investment power with respect to the Class A common stock held by Upward Labs.
(9)	Common stock holdings consist of (i) 334 shares of Class A common stock, (ii) 340,372 shares of Class B common stock, and (iii) 4,828,400 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of January 27, 2025. We are registering 340,372 shares of Class A common stock issuable upon conversion of the same number of Class B common stock, in addition to the 334 shares of Class A common stock currently held. The Company and Mr. Bentley have agreed to enter into a Standstill Agreement pursuant to the terms of which Mr. Bentley will irrevocably agree that he will not acquire through purchase, by transfer or assignment or in any other manner, directly or indirectly, shares of common stock of the Company that would result in Mr. Bentley owning in excess of 49% of the Company’s voting power. In addition, the Company and Mr. Bentley have entered into an Amended and Restated Voting Agreement pursuant to the terms of which Mr. Bentley has irrevocably agreed to abstain, directly or indirectly, from casting votes in excess 5% of the outstanding capital stock entitled to vote at any meeting of stockholders of the Company.
(10)	Consist of 166,667 shares of Class B common stock. We are registering 166,667 shares of Class A Common Stock issuable upon conversion of the Class B common stock.
(11)	The address for Maxim Partners LLC is 300 Park Avenue, 16th Floor, New York, NY 10022. Beny Lee, as an authorized representative of Maxim Partners LLC, may be deemed to have voting and dispositive power over the shares held by Maxim Partners LLC.
(12)	The address for Code Investment Management LLC is 2243 Carmelita Drive, San Carlos, CA 94070. Michael Marquez, as an authorized representative of Code Investment Management LLC, may be deemed to have voting and dispositive power over the shares held by Code Investment Management LLC.
(13)	The address for 500 STARTUPS V. L.P. is 3478 Bushkirk Avenue, Suite 1000, Pleasant Hill, CA 94523. Christine Tsai, as an authorized representative of 500 STARTUPS V. L.P., may be deemed to have voting and dispositive power over the shares held by 500 STARTUPS V. L.P.
(14)	The address for Ujamaa Ventures II, LLC is PO Box 3188, Los Altos, CA 94024. Eric Chen, as an authorized representative of Ujamaa Ventures II, LLC, may be deemed to have voting and dispositive power over the shares held by Ujamaa Ventures II, LLC.
(15)	The address for Alchemist Accelerator, LLC is 1000 Brickell Avenue, Suite 715 PMB 5087, Miami, FL 33131. Ravi Belani, as an authorized representative of Alchemist Accelerator, LLC, may be deemed to have voting and dispositive power over the shares held by Alchemist Accelerator, LLC.
(16)	The address for WAFTT, LLC is 10202 N. Enterprise Drive, Mequon, WI 53092. Todd Sweet, as an authorized representative of WAFTT, LLC, may be deemed to have voting and dispositive power over the shares held by WAFTT, LLC.
(17)	Arthur J. Dobrzelecki, as trustee of the Arthur J. Dobrzelecki Family Trust, may be deemed to have voting and dispositive power over the shares held by the trust.
(18)	The address for OpenDeal Portal LLC is 149 5th Avenue, Floor 10, New York, NY 10010. Kristine Rasmussen, as an authorized representative of OpenDeal Portal LLC, may be deemed to have voting and dispositive power over the shares held by OpenDeal Portal LLC.
(19)	Patricia Eileen Bristow, as trustee of the Bristow Family Trust, may be deemed to have voting and dispositive power over the shares held by the trust.
(20)	The address for Alchemist Accelerator Fund I LLC is 1000 Brickell Avenue, Suite 715 PMB 5087, Miami, FL 33131. Ravi Belani, as an authorized representative of Alchemist Accelerator Fund I LLC, may be deemed to have voting and dispositive power over the shares held by Alchemist Accelerator Fund I LLC.
(21)	Marc Kassouf, as trustee of the M.R.L. KASSOUF Living Trust U/A 03/30/05, may be deemed to have voting and dispositive power over the shares held by the trust.

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DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. Our amended and restated certificate of incorporation and amended and restated bylaws. This description summarizes the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, the form of Certificate of Designation of Preferences and Rights of Series 1 Convertible Preferred Stock, and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

We are authorized to issue 500,000,000 shares of capital stock, which will consist of: (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 100,000,000 shares of Class B common stock, par value $0.0001 per share and (ii) 150,000,000 shares of preferred stock, par value $0.0001 per share.

Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by Nasdaq rules, to issue additional shares of our capital stock.

Class A Common Stock

Our amended and restated certificate of incorporation provides that:

•	holders of Class A common stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Class A common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

•	the payment of dividends, if any, on the Class A common stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Class A common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A common stock.

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Class B Common Stock

Our amended and restated certificate of incorporation provides that:

•	holders of Class B common stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Class B common stock will be entitled to 20 votes per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

•	the payment of dividends, if any, on the Class B common stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Class B common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A common stock.

Voting Rights

Under Delaware law, holders of our Class A common stock or Class B common stock are entitled to vote as a separate class on any proposed amendment to our amended and restated certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class in a manner that would adversely affect them. Consequently, in these specific circumstances, holders of a majority of our Class A common stock could defeat any proposed amendment to our amended and restated certificate of incorporation. For instance, if an amendment proposed that the Class A common stock rank junior to the Class B common stock with respect to (i) dividends or distributions, (ii) distribution of proceeds in the event of acquisition, or (iii) any other rights, Delaware law would require a separate vote by our Class A common stockholders. In this scenario, the holders of a majority of our Class A common stock could reject the proposed amendment.

Conversion Rights

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers set forth in our amended and restated certificate of incorporation, and at any time following our closing of a firm commitment underwritten initial public offering upon the affirmative vote or written consent of the holders of a majority of our Class B common stock then outstanding and held by our founder, Mr. Bentley, and certain affiliates of our founder.

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Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the terms and conditions set forth in the Certificate of Designations with respect to the ranking of the Series 1 Preferred, our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of our control or the removal of our existing management.

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the terms and conditions set forth in the Certificate of Designations with respect to the ranking of the Series 1 Preferred, our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of our control or the removal of our existing management.

Series 1 Convertible Preferred Stock

In connection with the effectiveness of the registration statement of which this prospectus forms a part, we will file a Certificate of Designations designating 30,000 shares of preferred stock as Series 1 Convertible Preferred Stock, par value $0.0001 per share.

Ranking

Except to the extent that the holders of at least a majority of the outstanding Series 1 Preferred expressly consent to the creation of parity stock, all shares of capital stock of the Company shall be junior in rank to all Series 1 Preferred with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Conversion

The Series 1 Preferred will be convertible into Class A common stock at any time at an initial Conversion Price of $9.00 per share. The Conversion Price is subject to adjustment upon our issuance warrants, options or other rights to acquire Class A common stock at a lower price and upon the occurrence of certain Trigger Events (as hereinafter defined) or Events of Default (as hereinafter defined). Upon the occurrence of a Trigger Event the Conversion Price will be adjusted to (a) the lesser of $9.00, or (b) the greater of (1) 85% of the lowest daily VWAP of our Class A common stock during the preceding ten business day period, and (2) Floor Price.

The Certificate of Designations contains triggering events and events of default which are typical for transactions of this type, including but not limited to, if (i) we receive notice of non-compliance with Nasdaq’s listing requirements, (ii) our average market capitalization falls below $75,000,000 in any ten business day period, or (iii) our stockholder equity falls below $2,500,000, we have a net loss greater than $1,000,000 or net sales of less than $500,000 in any quarter beginning with the first quarter of 2025 (each a “Trigger Event”), and (x) if we fail to fully comply with any covenant, obligation or agreement or fail to pay any amount when due and payable, and such failure is not cured within the applicable cure period, or (y) upon the occurrence of any bankruptcy, insolvency or similar event (each an “Event of Default”).

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Notwithstanding the foregoing, we will not give effect to any conversion of Series 1 Preferred to the extent that, following such conversion, the holder individually (without aggregating with its affiliates) would beneficially own in excess of 4.99% of our outstanding Class A common stock (the “Maximum Percentage”); provided, that the Maximum Percentage for a holder of Series 1 Preferred together with such holder’s affiliates will be 9.99%. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of each holder of the Series 1 Preferred.

Voting Rights

The Series 1 Preferred shall vote together with holders of our Class A common stock and Class B common stock on an as-converted basis, and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as holders of our Class A common stock and Class B common stock. In addition, for so long as any shares of Series 1 Preferred are outstanding, the affirmative vote of a majority of the Series 1 Preferred then outstanding shall be required to (i) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred or alter or amend the Certificate of Designations, or (ii) enter into any agreement with respect to any of the foregoing.

Notwithstanding the foregoing, in no event shall a holder of our Series 1 Preferred (together with such holder’s affiliates, and any “persons” acting as a “group” (as such terms are defined under Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) together with such holder or such holder’s affiliates (such persons, “Attribution Parties”)) be entitled to vote, on an as-converted basis and in aggregate with respect to any other shares of our Class A common stock, Class B common stock or preferred stock beneficially owned by such holder of Series 1 Preferred or any affiliates or Attribution Parties of such holder, more than 4.99% of our outstanding voting shares as of the applicable record date, as adjusted for any stock splits, reverse stock splits, stock dividends, reclassifications, reorganization, recapitalizations or other similar transaction.

Preferred Return; Dividends and Distributions

The Series 1 Preferred will have a stated value of $1,111 per share (“Stated Value”) and will accrue a 10% per annum rate of return, payable quarterly in cash or through the issuance of additional shares of Series 1 Preferred at our election. Following the occurrence of an event of default as set forth in the Certificate of Designations, the preferred return will increase to 15% per annum until such event of default has been cured.

The Series 1 Preferred will not participate in any dividends, distributions or payments to the holders of our Class A common stock or Class B common stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up or deemed liquidation of the Company, holders of the Series 1 Preferred are entitled to receive an amount per share of Series 1 Preferred equal to the Stated Value at such time plus any accrued and unpaid Preferred Return (the “Series 1 Preferred Liquidation Amount”) prior to the payment of any amount to any holders of our capital stock ranking junior to the Series 1 Preferred and thereafter shall not participate in any remaining assets available for distribution.

Redemption Right

We have the right at any time after the date that is six months from the earlier of (i) the effective date of the registration statement registering the Conversion Shares, and (ii) the date that the Conversion Shares are eligible for resale pursuant to Rule 144 under the Securities Act, to elect, in our sole discretion, to redeem all or any portion of the Series 1 Preferred then outstanding by paying an amount in cash equal to the Series 1 Preferred Liquidation Amount multiplied by 115%. For additional details about the Series 1 Preferred registration rights, see the section entitled “Business—Recent Developments.” In addition, we may, at our election, use at least 25% of any funds that we raise through an equity financing to redeem the Series 1 Preferred.

Covenants

Pursuant to the Certificate of Designations, for so long as the Series 1 Preferred remains outstanding we have agreed to comply with a number of covenants restricting our ability to take certain actions or engage in certain activities, which are typical for transactions of this type. In particular, we will not issue any preferred stock or other securities except as set forth in the Certificate of Designations and we will not enter into certain fundamental transactions (including, without limitation, mergers, business combinations or similar transactions) without the prior written consent of the holders of a majority of the Series 1 Preferred.

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Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Classified Board

Our amended and restated certificate of incorporation requires our board of directors to be divided into three classes serving staggered three-year terms, with one class elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Advance Notice Requirements

Our amended and restated bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will specify that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken, and define what is considered timely. Our amended and restated bylaws will also specify the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Director Removal and Vacancies

Our amended and restated certificate of incorporation requires that, a member of our board of directors or our entire board may only be removed for cause, and then only by the affirmative vote of the holders of at least sixty-six and two-thirds percent in voting power of our stock entitled to vote on such removal. In addition, our amended and restated certificate of incorporation requires that, any newly created directorship that results from an increase in the number of directors or any vacancy on our board of directors, must be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and may not be filled by the stockholders.

Undesignated Preferred Stock

Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Class A common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in our control.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal district courts of the United States of America shall be the exclusive jurisdiction.

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Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated certificate of incorporation. Our choice of forum provision may impose additional litigation costs on stockholders in pursuing claims and may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits with respect to such claims.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and insurance are necessary to attract and retain talented and experienced directors and officers. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Section 203 of the DGCL

As a Delaware corporation, we will be subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

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A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of Class A common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “CSAI”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, OR 97214. The transfer agent and registrar can be contacted by phone at: (503) 227-2950.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Class A common stock on Nasdaq, there has been no public market for our Class A common stock. Sales of a substantial number of shares our Class A common stock in the public market following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our Class A common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

After the Direct Listing, a total of 14,020,543 shares of our Class A common stock will be outstanding, including 1,701,338 shares of our Class A common stock registered for resale under the registration statement of which this prospectus forms a part. Any shares not registered hereunder will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. With the exception of shares owned by our directors, officers and certain stockholders, substantially all of our Class A common stock may be sold after our initial listing on Nasdaq, either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Class A common stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding, which will equal approximately shares immediately after our registration; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of Class A common stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our Amended 2014 Stock Plan, as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

Lock-up Agreements

Prior to the effectiveness of the registration statement of which this prospectus forms a part, and as a condition to the Closing of the Equity Financing, we will enter into lock-up agreements with certain of our directors, executive officers and other stockholders, which will restrict each such person from selling our Class A common stock for a period beginning on the execution date of the lock-up agreement and ending six months following the date that the Pre-Delivery Shares and Conversion Shares are eligible for resale by Streeterville pursuant to either an effective registration statement or Rule 144 under the Securities Act, whichever occurs first.

Registration Rights

Pursuant to the Securities Purchase Agreement with Streeterville, we have agreed to file a resale registration statement registering the Equity Financing Shares within ten days of the Closing and to maintain an effective registration statement covering the Equity Financing Shares until (i) the Series 1 Preferred have been converted or redeemed in full, or (ii) Streeterville is able to sell the Equity Financing Shares in reliance on Rule 144 under the Securities Act. For additional details regarding the Securities Purchase Agreement and Equity Financing, see the section entitled “Business—Recent Developments—Equity Financing.”

Concurrently with the Equity Purchase Agreement, we have entered into a Registration Rights Agreement with Atlas, pursuant to the terms of which we have agreed to file one or more Registration Statements registering the Equity Line Shares and to use our reasonable best efforts to keep a Registration Statement effective until the earlier of (i) the date on which Atlas has sold all the Equity Line Shares and the Maximum Commitment Amount under the Equity Purchase Agreement has been drawn, and (ii) the date on which the Equity Purchase Agreement is terminated in accordance with its terms. For additional details regarding the Equity Purchase Agreement and Registration Rights Agreement, see the section entitled “Business—Recent Developments—Equity Line.”

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SALE PRICE HISTORY OF OUR CAPITAL STOCK

We have applied to list our Class A common stock on Nasdaq. Prior to the listing of our Class A common stock on Nasdaq, there have been no public market for our Class A common stock. Our Class A common stock has a limited history of trading in private transactions. We sold units to the public in a series of Regulation A offerings. Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock for a period of 18 months following the date of issuance at an exercise price equal to 75% of the unit price. The unit prices that were sold were $6.00, $7.20, and $12.00.

While Maxim Group LLC, in its capacity as our financial advisor, is expected to consider this information in connection with setting the opening public price of our Class A common stock, this information may have little or no relation to broader market demand for our Class A common stock and thus the opening public price and subsequent public price of our Class A common stock on Nasdaq. As a result, you should not place undue reliance on these historical private sale prices as it may differ materially from the opening public price and subsequent public price of our Class A common stock on Nasdaq.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our Class A common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Class A common stock pursuant to this prospectus and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock;

•	persons who have elected to mark securities to market; and

•	persons holding our Class A common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

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If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A common stock and the partners in such partnerships are urged to consult their own tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Class A common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Class A Common Stock

As described under the section titled “Dividend Policy,” we have never declared or paid dividends on our Class A common stock and do not anticipate paying dividends in the foreseeable future. However, if we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Class A common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our Class A common stock and will be treated as described under the section titled “—Gain On Disposition of Our Class A Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined under the section titled “—Withholding on Foreign Entities” below), dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

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If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Class A common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Class A common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock, and our Class A common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Class A common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class A common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our Class A common stock. Prior to the issuance of proposed Treasury regulations described below, withholding taxes under FATCA would have also applied to gross proceeds from sales or other disposition of our Class A common stock. However, the U.S. Treasury Department’s proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers (including withholding agents) may generally rely on the proposed regulations until they are revoked or final regulations are issued.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA on an investment in our Class A common stock.

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PLAN OF DISTRIBUTION

The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged a financial advisor with respect to certain other matters relating to the registration of our Class A common stock and listing of our Class A common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of their shares of Class A common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

We have engaged Maxim Group LLC (the “Advisor”), as our financial advisor to advise and assist us with respect to certain matters relating to our direct listing (the “Direct Listing”). The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the Direct Listing, developing and assisting with our investor communication strategy in relation to the Direct Listing, and being available to consult with Nasdaq, including on the day that our shares of Class A common stock are initially listed on the Nasdaq Capital Market.

In addition, the Advisor will determine when our shares of Class A common stock are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price (as defined below). However, the Advisor has not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Class A common stock in consultation with us, except as described herein.

On the day that our shares of Class A common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of Class A common stock on Nasdaq will commence.

Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

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In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of Class A common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of Class A common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained—a limit order to buy 500 shares of Class A common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of Class A common stock at an entered asking price of $10.00 per share—the Current Reference Price would be selected as follows:

•	Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

•	Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

•	Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of Class A common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500-share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade.

Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Under Nasdaq rules, in the event of such delay, prior to terminating such delay, there will be a 10-minute “Display Only” period during which market participants may enter quotes and orders in shares of our Class A common stock in Nasdaq systems. In addition, beginning at 4:00 a.m., market participants may enter orders in shares of our Class A common stock on Nasdaq. Such orders will be accepted and entered into the system. After the conclusion of the 10-minute “Display Only” period, our Class A common stock will enter a “Pre-Launch” period of indeterminate duration. The “Pre-Launch” period will end and shares of our Class A common stock will be released for trading by Nasdaq when certain conditions are met, including Nasdaq’s receipt of notice from the Advisor that our shares of Class A common stock are ready to trade, after which the Nasdaq system will calculate the Current Reference Price at that time and display it to the Advisor. If the Advisor then approves proceeding, the Nasdaq system will conduct certain validation checks. The Advisor, with concurrence of Nasdaq, may determine at any point during the delay process up through the conclusion of the “Pre-Launch” period to postpone and reschedule the Direct Listing. Neither we nor the Registered Stockholders will be involved in Nasdaq’s price-setting mechanism nor will we or they coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading.

88

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of Class A common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of Class A common stock that can be paired off the Current Reference Price, the number of shares of Class A common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process (that is, an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level – the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our shares of Class A common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly.

In addition, to list on Nasdaq, we are also required to have at least three registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers.

In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

A Registered Stockholder may from time to time transfer, distribute (including distributions in kind by Registered Stockholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act amending the list of the Registered Stockholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Registered Stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

In connection with its engagement as our financial advisor, the Advisor received 116,667 shares of our Class A common stock (after giving effect to the Reverse Stock Split), which is equal to 0.8% of our outstanding Class A common stock, on a fully diluted basis, as of the date of our engagement letter with the Advisor. In addition, the Advisor will be entitled to a cash fee of $300,000 (payable upon the Company receiving minimum gross proceeds of $6,000,000) and that number of shares of Class A common stock equal to 1% of the issued and outstanding Class A common stock upon the successful consummation of the Direct Listing. The Advisor will also be entitled to an expense reimbursement for all reasonable, documented expenses incurred by the Advisor in connection with its engagement, provided that (i) such expenses, other than legal fees, may not exceed $2,000 without our prior authorization and (ii) such expenses that constitute legal fees may not exceed $125,000 per transaction.

89

In addition, pursuant to our agreement with the Advisor, for a period of 18 months from the date of the consummation of the Direct Listing, if we propose to (i) effect a public offering of our securities on a major U.S. exchange, (ii) effect a private placement of our securities, (iii) enter into certain financing transactions with third parties introduced to us by the Advisor or (iv) propose to enter into certain other transactions with third parties introduced to us by the Advisor, including, without limitation, a merger, acquisition or sale of stock or assets, or other similar transaction, we are obligated to offer to retain the Advisor as our lead underwriter and book running manager, our lead placement or sales agent, or our lead, as applicable, in connection with such financing or transaction, upon such reasonable and customary terms as the Advisor and we may mutually agree, with such terms to be set forth in a separate engagement letter or other agreement between the Advisor and us.

The Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or the solicitation or sales of shares of our Class A common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by the Advisor to us in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us.

90

LEGAL MATTERS

Saul Ewing LLP, New York, New York, is our legal advisor.

EXPERTS

The financial statements for the years ended December 31, 2023 and 2022 included in this prospectus have been audited by Bush & Associates CPA, an independent registered public accounting firm, as set forth in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Class A common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.cloudastructure.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Class A common stock.

91

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Cloudastructure Inc.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Cloudastructure Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations and comprehensive loss, stockholders’ equity, earnings per share, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, the results of its operations, including earnings per share information and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered net losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada
July 1, 2024, except for Notes 3, 4 and 7, as to which the date is November 29, 2024.
PCAOB ID Number 6797

F-2

Cloudastructure, Inc.

Balance Sheets

(in thousands, except share and per share numbers)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,042	$9,414
Accounts receivable	351	301
Inventory	315	291
Other current assets	122	355
Total current assets	4,830	10,361

Non-current assets:
Fixed assets, net	125	291
Intangible assets, net	–	1,674

TOTAL ASSETS	$4,954	$12,326

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$27	146
Accrued expenses	48	(20)
Deferred revenue	197	53
Total current liabilities	272	179

TOTAL LIABILITIES	272	179

Stockholders’ equity:
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 13,804,788 and 13,663,023 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	8	8
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 753,857 and 856,340 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	–	1
Additional paid-in capital	38,994	37,453
Accumulated deficit	(34,321)	(25,314
TOTAL STOCKHOLDERS’ EQUITY	4,682	12,147

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,954	$12,326

See accompanying notes to the financial statements.

F-3

Cloudastructure, Inc.

Statement of Operations

(in thousands, except share and per share numbers)

	Years Ended December 31,
	2023	2022
Revenues, net	$607	$489
Less: cost of goods sold	(725)	(774)
Gross profit (loss)	(118)	(286)

Operating expenses:
General and administrative	2,365	3,901
Research and development	2,014	3,663
Sales and marketing	2,541	3,580
Goodwill impairment loss	1,674
Total operating expenses	8,594	11,144

Loss from operations	(8,713)	(11,430)

Other expenses, net:
Interest expense	55	(10)
Depreciation (expense)	(209)	(196)
Other income (expense)	(140)	10

Net loss	$(9,007)	$(11,626)

Basic and diluted (loss) per share of Class A and Class B common stock	$(0.60)	$(0.90)

See accompanying notes to the financial statements.

F-4

Cloudastructure, Inc.

Statement of Stockholders’ Equity

(in thousands, except share and per share numbers)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2022	10,891,036	$6.5	1,046,818	$1	$26,092	$(13,688)	$12,411
Issuances of Class A common stock, net of issuance costs	2,714,076	1.65	(190,478)	(0.11)	8,662	–	8,664
Conversion of notes payable into Class A common stock	57,911	0.03	–	–	1,309	–	1,309
Stock-based compensation	–	–	–	–	1,309	–	1,309
Net loss	–	–	–	–	–	(11,626)	(11,626)
Balance as of January 1, 2023	13,663,023	$8.20	856,340	$1	$37,453	$(25,314)	$12,148
Issuances of Class A common stock, net of issuance costs	141,765	–	(102,483)	–	387	–	387
Stock-based compensation	–	–	–	–	1,154	–	1,154
Net loss	–	–	–	–	–	(9,007)	(9,007)
Balance as of December 31, 2023	13,804,788	$8	753,857	$–	$38,994	$(34,321)	$4,682

See accompanying notes to the financial statements.

F-5

Cloudastructure, Inc.

Statement of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net Loss	$(9,007)	$(11,626)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	209	196
Stock-based compensation	1,154	1,309
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(50)	(8)
(Increase) decrease in other current assets	209	(233)
Increase (decrease) in accounts payable	(119)	(250)
Increase (decrease) in accrued expenses	69	(233)
Increase (decrease) in deferred revenue	144	1
Increase (decrease) in interest payable	–	(79)
(Increase) decrease in intangibles	1,674	–
Net cash provided by (used in) operating activities	(5,716)	(10,922)

Cash Flows from Investing Activities
Purchase of fixed assets	(43)	(131)
Acquisition of intangible assets	–	(1,674)
	(43)	(1,805)
Cash Flows from Financing Activities
Proceeds from issuance of Class A common stock	387	8,663
Non-cash: notes and interest paid; converted into Class A common stock	–	(169)
Net cash provided by financing activities	387	8,494

Net change in cash	(5,373)	(4,233)

Cash at beginning of period	9,414	13,647
Cash at end of period	$4,042	$9,414

See accompanying notes to the financial statements.

F-6

Cloudastructure, Inc.

Notes to Financial Statements

Note 1 – Nature of Operations

Cloudastructure, Inc. (“Cloudastructure” or the “Company”) was formed on March 28, 2003, as a corporation organized under the laws of the State of Delaware and is headquartered in Florida. The Company is a technology service provider that focuses on intelligent devices and software for physical security applications. Since inception, the Company has relied primarily on financing activities, including an offering under Regulation A of the Securities Act of 1933, as amended (“Regulation A”), to fund its operations.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Reverse Stock Split

On October 24, 2024, the Company effected a 1-for-6 reverse stock split of all classes of its issued and outstanding capital stock (the “Reverse Stock Split”). All share and per share information is presented after giving effect to the Reverse Stock Split retrospectively for all periods presented. For additional information about the Reverse Stock Split refer to Note 8.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include, without limitation, recession, downturn or otherwise, changes in regulations or restrictions on imports, competition or changes in consumer taste. These or other adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. The Company maintains its cash with a major financial institution located in the United States, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000, but at times the Company may maintain balances in excess of federally insured limits.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company routinely assesses its outstanding accounts receivable and recorded a reserve for estimated uncollectible accounts of $82,090 and $8,073 at December 31, 2023 and 2022, respectively.

F-7

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $2,500. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When fair value measurements are used, valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

GAAP has established a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

The Company’s Simple Agreements for Future Equity (“SAFEs”) are adjusted to fair value each reporting period pursuant to Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, and are classified within Level 3 of the fair value hierarchy. The Company’s estimate of fair value is largely based on its expectations related to the likelihood, timing, and manner in which the SAFEs will ultimately be settled. Significant unobservable inputs include an estimate of the underlying fair value of the Company’s Class A common stock, which is dependent on assumptions related to projected cash flows of the business, volatility, and expected term.

Income Taxes

The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

F-8

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, Revenue from Contracts with Customers, the Company performs the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires. Revenue from door and video services is generally recognized at the completion of the professional services. Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill is tested for impairment annually and whenever events or changing circumstances indicate that the carrying amount may not be recoverable.

In assessing goodwill for impairment, we have the option to assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of an asset (or reporting unit) is less than its carrying amount. Performing a qualitative impairment assessment requires an examination of relevant events and circumstances that could have a negative impact on the carrying value of the Company, such as macroeconomic conditions, industry and market conditions, earnings and cash flows, overall financial performance, and other relevant entity-specific events. The estimates of the fair value of our assets (or reporting units) are primarily determined using an income approach based on discounted cash flows. The discounted cash flow methodology requires significant judgment, including estimation of future cash flows, which is dependent on internal forecasts, current and anticipated economic conditions and trends, the estimation of the long-term growth rate of our business, and the determination of our weighted average cost of capital. Changes in the estimates and assumptions incorporated into our impairment assessment could materially affect the determination of fair value and the associated impairment charge.

A non-cash loss on impairment was recorded on December 31, 2023, reflecting goodwill impairment charges totaling $1.67 million. Following a thorough assessment for goodwill impairment, management determined that goodwill attributed to reporting units Visionful Holding Inc. and Infrastructure Proving Grounds had become impaired due to underutilization of the acquired assets in revenue generation. Despite this impairment, the technology acquired remains the property of Cloudastructure and retains potential for future utilization.

The impairment loss was determined based on the fair value of the reporting units, which was assessed using a combination of the income approach and market approach. This analysis incorporated the projected cash flows from the respective units and market data relevant to similar assets and businesses.

The impairment was primarily due to a significant decline in expected future cash flows attributable to these reporting units as a result of lower-than-expected utilization of the acquired technology in generating revenue.

F-9

There were no changes in the identification of reporting units or in the method of determining fair value. No subsequent events have occurred that would affect the recoverability of the remaining goodwill for these reporting units.

Recent Accounting Pronouncements

ASC 842, Leases, requires entities to recognize on the balance sheet the assets and liabilities for the rights and obligations resulting from leases with terms greater than 12 months. ASC 842 also requires additional disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for the Company beginning on January 1, 2022, but is not expected to have a significant impact since the Company is not currently a party to any material lease commitments.

Note 3 – Basic and Diluted Loss Per Share

The number of shares used to calculate basic and diluted loss per share for the years ended December 31, 2023 and 2022 were as follows:

	Years Ended December 31,
	2023	2022
Class A common stock	13,804,788	13,663,023
Class B common stock	753,857	856,340
Total	14,558,645	14,519,363

In 2023 and 2022, approximately 15.595 million and 15.542 million shares issuable, respectively, upon the exercise of stock options and warrants and from the potential conversion of convertible notes and SAFEs were excluded from the calculation of diluted loss per share because such amounts were antidilutive.

Note 4 – Share Capital

Securities Offerings:

Beginning in 2020, the Company commenced a public offering of units under the exemption from registration provided by Tier 2 of Regulation A. Each unit consists of two shares of Class A common stock of the Company and one warrant to purchase shares of Class A common stock. Through August 24, 2021, the purchase price of each unit was $6.00, and the exercise price of each warrant was $4.50 per share.

On August 25, 2021, the Company updated the terms of the units being offered in this Regulation A offering, offering the units at a price of $7.20 and the exercise price of the accompanying warrants was increased to $5.40 per share. Issued warrants are immediately exercisable and expire 18 months after their issuance date.

On May 19, 2022, the Company again updated the terms of the units it was offering under Regulation A. Beginning on this date, each unit was offered at a price of $12.00 and the exercise price of the accompanying warrant was $9.00 per share.

As of December 31, 2023, 1,459,304 warrants were exercised and 3,760,301 warrants expired. There were 96,591 warrants outstanding as of December 31, 2023.

As of December 31, 2023, the Company had issued 12.1 million shares of Class A common stock and 5.3 million warrants to purchase an additional 96.6 thousand shares of Class A common stock in connection with this offering. The Company has received cumulative proceeds of $33.1 million, net of issuance costs, through December 31, 2023 in connection with this offering.

F-10

Rights of Common Stockholders

Holders of shares of Class A common stock are entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of shares of Class B common stock are entitled to 20 votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Holders of both Class A and Class B common stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s amended and restated certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock.

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

Stock-Based Compensation:

The following summarizes stock option activity for the years ended December 31, 2023 and 2022:

	Number of Options	Exercise Price	Weighted-Average Exercise Price
Options outstanding at January 1, 2022	6,274,678	$0.024	$0.024
Granted	4,768,333	1.86-2.16	1.866
Canceled	–	–	–
Exercised	–	–	–
Options outstanding at December 31, 2022	11,043,011	0.024-2.16	0.822
Granted	150,000	2.16-2.22	2.184
Canceled	478,341	0.024-2.16	0.402
Exercised	–	–	–
Options outstanding at December 31, 2023	10,714,670	$0.024-2.22	$0.858

Granted options are exercisable into shares of the Company’s Class B common stock, vest over four years, and expire ten years from the date of grant.

Note 5 – Income Tax Provision

The Company has incurred a cumulative income tax net operating loss from prior years. Without persuasive evidence that the Company will be able to utilize this net operating loss carryforward in the foreseeable future, the Company has established a full valuation allowance against that deferred tax asset. Accordingly, no net tax provision or tax benefit has been recognized during the years ended December 31, 2023 and 2022.

Deferred income taxes are provided to reflect the future tax consequences or benefits on differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31:

At December 31, 2023, the Company had federal and state net operating loss (“NOL”) carryforwards of $21,977,000 and $18,477,000, respectively, which are available to offset future federal and state taxable income. If not used, these NOL carryforwards begin to expire in 2034. Approximately $21,107,000 of federal NOL carryforwards are not subject to expiration.

The Company also had federal and California state research and development (“R&D”) credit carryforwards at December 31, 2023 of $354,000 and $193,000, respectively, which are available to offset future federal and state taxable income. The federal R&D credit carryforwards begin to expire in 2039, but the California state R&D credit carryforwards are not subject to expiration. Valuation allowances have been reserved, where necessary.

F-11

Utilization of the NOL carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. This annual limitation may result in the expiration of the NOL carryforwards before utilization.

The Company accounts for uncertain tax positions following the guidance in ASC 740, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold of more-likely-than-not and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. ASC 740 clarifies the criteria that each tax position must satisfy for some or all of the benefits of that position to be recognized in the Company’s financial statements. At December 31, 2023 and 2022, the Company determined that no liability related to uncertain tax positions was required to be recorded in the financial statements.

At December 31, 2023 and 2022, the Company had unrecognized tax benefits of $191,000 and $182,000, respectively. The following table summarizes the activity related to the Company’s unrecognized tax benefits:

Balance at December 31, 2022	$182,000
Decreases related to prior year tax positions	(40,000)
Increases related to current year tax positions	49,000
Balance at December 31, 2023	$191,000

The Company’s tax returns from 2003 through 2023 will remain open for examination by federal and state authorities for three and four years, respectively, from the date of utilization of any NOL carryforwards.

Note 6 – Commitments and Contingencies

On July 10, 2023, the Company and the Company’s CEO and founder, Rick Bentley, each separately received a “Wells Notice” from the enforcement staff (the “Staff”) of the Securities and Exchange Commission’s Division of Enforcement (“SEC”), stating that the Staff had made a preliminary determination to recommend that the SEC file a civil enforcement action against each of the Company and Mr. Bentley alleging violations of Sections 17(a)(1), 17(a)(2), and 17(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act”), and Rules 10b-5(a), (b) and (c) under the Exchange Act.

On September 27, 2023 the Company agreed to a settlement with the Staff. Without admitting or denying the findings in the order, the Company agreed to a settled order from the SEC, which states that Cloudastructure violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. Cloudastructure agreed to a cease-and-desist order barring the Company from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and to pay a penalty of $558,071.

Also on September 27, 2023, Rick Bentley agreed to a settlement with the SEC with respect to the charges against him. Without admitting or denying the allegations in the SEC’s complaint, Mr. Bentley agreed to the entry of a final judgment imposing on him a permanent injunction against future violations of Exchange Act Section 10(b) and Rule 10b-5 thereunder and Securities Act Section 17(a), a civil penalty of $111,614, and an order barring Mr. Bentley from serving as an officer or director of any issuer that has a class of securities registered pursuant to Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act, for a period of 5 years.

Based on the foregoing, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-12

The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise that would have a material adverse effect on the Company’s business, results of operations and financial condition.

Note 7 – Related Party Transactions

The following transactions occurred between related parties, therefore, there can be no guarantee that the terms, conditions, interest rates or prices were transacted at an arm’s-length rate.

Aircraft Lease

On September 1, 2023, the Company entered into a dry lease of a Cessna T210N Turbo Centurion plane with Cloud Transport Operations LLC. Rick Bentley, the Company’s Chief Executive Officer, has an indirect ownership interest in Cloud Transport Operations LLC. This agreement allows the Company to lease the plane for $350 per hour and will cover insurance and maintenance costs.

Additionally, effective September 1, 2023, the Company also entered into a side agreement related to the dry lease agreement with Hydro Hash, Inc., a company of which Rick Bentley is Chairman and a significant stockholder. Hydro Hash, Inc. agreed, in exchange for use of the plane, to cover 40% of the insurance and maintenance costs for the plane under the dry lease agreement between the Company and Cloud Transport Operations LLC.

Issuance of Shares for Notes Receivable

On February 20, 2020, the Company issued 250,000 shares of Class A common stock to Mr. Bentley in exchange for a promissory note receivable for $6,000. The note receivable matures in February 2030 and bears interest at the rate of 1.86% per annum. As of December 31, 2023, this note accrued interest totaling $431.42.

On November 28, 2021, Mr. Bentley exercised options to purchase 550,000 shares of Class B common stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 550,000 shares of Class B common stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. On October 13, 2022, Mr. Bentley entered into an agreement to surrender 190,478 shares of his Class B common stock to pay off the remaining balance of the loan including interest ($354,289.87), which resulted in this note being repaid in full.

On October 13, 2022, the Company loaned to Mr. Bentley $185,000 to pay income taxes related to the November 28, 2021 option exercise described in the issuance of equity section. The note accrues interest at 3.4% per annum and has a maturity date of October 13, 2023. The note is secured by 359,521 shares of Class B common stock Mr. Bentley owns. On October 13, 2023 Mr. Bentley surrendered 102,483 Class B shares to pay off the remaining balance of the loan including interest ($190,618.07), which resulted in this note being repaid in full.

Note 8 – Subsequent Events

Reverse Stock Split

The Company’s Board of Directors and stockholders each approved a 1-for-6 reverse stock split of all classes of its issued and outstanding capital stock. On October 24, 2024, the Company filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented.

F-13

Cloudastructure, Inc.

Balance Sheets

(in thousands, except share and per share numbers)

	September 30, 2024
	(unaudited)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$444	$4,042
Accounts receivable	190	351
Inventory	229	315
Other current assets	39	122
Total current assets	902	4,830

Non-current assets:
Fixed assets, net	91	125
Intangible assets, net	–	–

TOTAL ASSETS	$993	$4,954

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$148	$27
Accrued expenses	–	48
Deferred revenue	393	197
Total current liabilities	541	272

TOTAL LIABILITIES	541	272

Stockholders’ equity:
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 14,020,543 and 13,804,788 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	8	8
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 571,011 and 753,857 shares issued and outstanding at September 30 and December 31, 2023, respectively	–	–
Additional paid-in capital	40,054	38,994

Accumulated deficit	(39,611)	(34,321)
TOTAL STOCKHOLDERS’ EQUITY	452	4,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$993	4,954

See accompanying notes to the financial statements.

F-14

Cloudastructure, Inc.

Statement of Operations

(in thousands, except share and per share numbers)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$390	$254	$924	$467
Less: cost of goods sold	326	242	768	574
Gross profit (loss)	64	12	156	(107)

Operating expenses:
General and administrative	306	305	1,030	1,383
Research and development	327	390	1,046	1,362
Sales and marketing	495	417	1,521	1,885
Non-cash expenses	520	53	1,508	832
Total operating expenses	1,649	1,165	5,104	5,462

Loss from operations	(1,585)	(1,153)	(4,948)	(5,568)

Other income (expenses), net:
Interest income	13	16	86	22
State franchise taxes	(1)	–	(2)	–
SEC settlements	(147)	–	(426)	–

Net loss	$(1,720)	(1,138)	$(5,290)	(5,546)
Basic and diluted (loss) per share of Class A and Class B common stock	$(0.12)	$(0.08)	$(0.36)	$(0.40)

See accompanying notes to the financial statements.

F-15

Cloudastructure, Inc.

Statement of Stockholders’ Equity (Deficit)

(in thousands, except share and per share numbers)

(unaudited)

	Three Months Ended September 30, 2024
	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of June 30, 2024	13,917,085	$8	674,469	$–	$39,271	$(37,890)	$1,880
Conversion of Class B to Class A shares	103,458	–	(103,458)	–	–	–	–
Form S-1 filing fees	–	–	–	–	(217)	–	(217)
Stock-based compensation	–	–	–	–	509	–	509
Net loss	–	–	–	–	–	(1,720)	(1,720)
Balance as of September 30, 2024	14,020,543	$8	571,011	$–	$40,054	$(39,610)	$452

	Three Months Ended September 30, 2023
	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of June 30, 2023	13,786,594	$8	856,340	$1	$38,435	$(29,723)	$8,721
Issuances of common shares, net of issuance costs	18,194	–	(102,483)	–	94	–	94
Conversion of SAFEs into Class A shares	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	(1,138)	(1,138)
Balance as of September 30, 2023	13,804,788	$8	753,857	$1	$38,529	$(30,861)	$7,677

See accompanying notes to the financial statements.

F-16

Cloudastructure, Inc.

Statement of Stockholders’ Equity (Deficit)

(in thousands, except share and per share numbers)

(unaudited)

	Nine Months Ended September 30, 2024
	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of December 31, 2023	13,804,788	$8	753,857	$–	$38,994	$(34,321)	$4,682
Issuances of Class A shares, net of issuance costs	215,755	–	(182,846)	–	(51)	–	(51)
Form S-1 filing fees	–	–	–	–	(217)	–	(217)
Stock-based compensation	–	–	–	–	1,328	–	1,328
Net loss	–	–	–	–	–	(5,290)	(5,290)
Balance as of September 30, 2024	14,020,543	$8	571,011	$–	$40,054	$(39,610	$452

	Nine Months Ended September 30, 2023
	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of December 31, 2022	13,663,023	$8	856,340	$1	$37,453	$(25,314)	$12,148
Issuances of Class A shares, net of issuance costs	141,765	–	(102,483)	–	488	–	488
Conversion of SAFEs into Class A shares	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	588	–	588
Net Loss	–	–	–	–	–	(5,547)	(5,547)
Balance as of September 30, 2023	13,804,788	$8	753,857	$1	$38,529	$(30,861)	$7,677

See accompanying notes to the financial statements.

F-17

Cloudastructure, Inc.

Statement of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net Loss	$(5,290)	$(5,546)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55	166
Stock-based compensation	1,320	588
Fair value adjustments to embedded derivative and SAFEs	–	–
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	161	(41)
(Increase) Decrease in other current assets	169	110
Increase (Decrease) in accounts payable	75	35
Increase (Decrease) in accrued expenses	(3)	21
Increase (Decrease) in deferred revenue	196	47
Increase (Decrease) in interest payable	–	–
Increase (Decrease) in other current liabilities	–	–
Net Cash Used in Operating Activities	(3,315)	(4,621)

Cash Flows from Investing Activities
Purchase of fixed assets	(21)	(19)
Acquisition of intangible assets	–	–
	(21)	(19)
Cash Flows from Financing Activities
Proceeds from notes and SAFEs
Form S-1 filing costs	(217)	–
Proceeds from issuance of Class A Common Stock	(44)	488
Net Cash Provided by Financing Activities	(261)	488

Net Change in Cash	(3,598)	(4,151)

Cash at Beginning of Period	4,042	9,414
Cash at End of Period	$444	$5,263

See accompanying notes to the financial statements.

F-18

Cloudastructure, Inc.

Notes to Financial Statements

(unaudited)

Note 1 - Nature of Operations

Cloudastructure, Inc. (“Cloudastructure”, “we,” “us,” “our” or the “Company”) was formed on March 28, 2003, as a corporation organized under the laws of the State of Delaware and is headquartered in Palo, Alto, California. We are a technology service provider that focuses on intelligent devices and software for physical security applications. Since inception, we have relied primarily on financing activities, including an offering under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (“Securities Act”), to fund our operations.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included and are of a normal and recurring nature. The financial statements as of September 30, 2024, and for the three and nine months ended September 30, 2024 and 2023, are unaudited and may not include year-end adjustments necessary to make them comparable to audited results. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2023. The operating results for interim periods are not necessarily indicative of operating results for any other interim period or for the entire year.

Reverse Stock Split

On October 24, 2024, we effected a 1-for-6 reverse stock split of all classes of our issued and outstanding capital stock (the “Reverse Stock Split”). All share and per share information is presented after giving effect to the Reverse Stock Split retrospectively for all periods presented. For additional information about the Reverse Stock Split refer to Note 10.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS Act”). Under Section 107 of the JOBS Act, emerging growth companies are permitted to use an extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

We have a limited operating history. Our business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond our control could cause fluctuations in these conditions. Adverse conditions may include, without limitation, recession, downturn or otherwise, changes in regulations or restrictions on imports, competition or changes in consumer taste. These or other adverse conditions could affect our financial condition and the results of our operations.

F-19

Cash and Cash Equivalents

We consider short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in our checking account. The Company maintains its cash with a major financial institution located in the United States, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000, but at times we may maintain balances in excess of federally insured limits.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. We routinely assess our outstanding accounts receivable and recorded a reserve for estimated uncollectible accounts of $340 and $82,090 at September 30, 2024 and December 31, 2023, respectively.

Sales Taxes

Various states impose a sales tax on our sales to non-exempt customers. We collect the sales tax from customers and remit the entire amount to each respective state. Our accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $2,500. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

We review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When fair value measurements are used, valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

GAAP has established a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Our Simple Agreements for Future Equity (“SAFEs”) are adjusted to fair value each reporting period pursuant to Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, and are classified within Level 3 of the fair value hierarchy. Our estimate of fair value is largely based on our expectations related to the likelihood, timing, and manner in which the SAFEs will ultimately be settled. Significant unobservable inputs include an estimate of the underlying fair value of our Class A common stock, which is dependent on assumptions related to projected cash flows of the business, volatility, and expected term.

F-20

Income Taxes

We determine deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

We have incurred taxable losses since inception but are current in our tax filing obligations. We are not presently subject to any income tax audit in any taxing jurisdiction.

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

We recognize revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, Revenue from Contracts with Customers, we perform the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires. Revenue from door and video services is generally recognized at the completion of the professional services. Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Goodwill

A non-cash loss on impairment was recorded on December 31, 2023, reflecting goodwill impairment charges totaling $1.67 million. Following a thorough assessment for goodwill impairment, management determined that goodwill attributed to Visionful Holding Inc. (“Visionful”) and Infrastructure Proving Grounds (“IPG”) had become impaired due to underutilization of the acquired assets in revenue generation. Despite this impairment, the technology acquired remains the property of Cloudastructure and retains potential for future utilization.

Liquidity

Our future needs for liquidity will depend on a variety of factors, including, without limitation, our ability to generate cash flows from operations and the timing and availability of net proceeds from any future financing activities that we may conduct. Economic uncertainty, fluctuating interest rates, market volatility, slowdowns in transaction volume, delays in financings from banks and other lenders and other negative trends may, in the future, adversely impact our ability to timely access potential sources of liquidity. If we are unable to raise additional capital when desired, or on terms that are acceptable to us, our business, financial condition and results of operations could be adversely affected.

F-21

On November 25, 2024, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement” or “Equity Financing”) with Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), upon the closing of which we will issue and sell to Streeterville $6,000,000 of newly designated Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred”). We also entered into an Equity Purchase Agreement (the “Equity Purchase Agreement” or “Equity Line”) with Atlas Sciences, LLC, a Utah limited liability company (“Atlas”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Atlas will purchase up to an aggregate of $50,000,000 of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), over the 24-month term of the Equity Line. For additional details regarding the Equity Financing and Equity Line, see Note 11 – Subsequent Events.

Our ability to continue as a going concern is dependent on our ability to further implement our business plan. The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The unaudited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

We believe that upon closing the Equity Financing and the Equity Line, together with our cash on hand and anticipated cash flows from operations are sufficient to address any going concern uncertainties and will be sufficient to meet our liquidity and capital resource requirements to ensure that we are able to meet our obligations and continue operations for at least one year from the issuance date of these interim financial statements.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, and requires single reporting entities to comply with the expanded reportable segment disclosures outlined in the ASU. The expanded reportable segment disclosures are intended to enhance certain disclosures surrounding significant segment expenses. We are currently evaluating the impact of the new standard on our financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 is effective for public entities for fiscal years beginning after December 15, 2024, and interim periods in fiscal years beginning after December 15, 2025, and establishes new income tax requirements in addition to modifying and eliminating certain existing requirements. Under ASU 2023-09, entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation and further disaggregate income taxes paid. We are currently evaluating the impact of the new standard on our financial statements.

In March 2024, the SEC adopted final rules under Release No. 33-11275, The Enhancement and Standardization of Climate-Related Disclosures for Investors (the “Climate Rules”). The Climate Rules require quantitative and qualitative disclosure of certain climate-related information in registration statements and annual reports filed. These disclosures include financial statement footnote disclosure related to the effects of certain severe weather events and other natural conditions. In April 2024, the SEC issued an order staying the Climate Rules pending completion of a judicial review of certain petitions challenging their validity. If the stay is lifted, the effective dates remain unchanged and we remain a smaller reporting company, emerging growth company or non-accelerated filer, the Climate Rules will be effective for our fiscal year ending December 31, 2027. We are currently evaluating the impact of the Climate Rules on our financial statements.

F-22

Note 3 – Basic and Diluted Loss Per Share

The number of shares used to calculate basic and diluted loss per share for the nine months ended September 30, 2024 and 2023 were as follows:

	Nine Months Ended September 30,
	2024	2023
Class A common stock	14,020,543	13,804,788
Class B common stock	571,011	753,857
Total	14,591,554	14,558,645

For the nine months ended September 30, 2024 and 2023, approximately 16.3 million and 13.6 million shares, respectively, issuable upon the exercise or conversion of stock options, convertible notes, and warrants outstanding were excluded from the calculation of diluted loss per share because such amounts were antidilutive.

Note 4 – Share Capital

Securities Offerings:

Beginning in 2020, we commenced a public offering of units under the exemption from registration provided by Tier 2 of Regulation A. Each unit consists of two shares of Class A common stock of the Company and one warrant to purchase shares of Class A common stock. Through August 24, 2021, the purchase price of each unit was $6.00, and the exercise price of each warrant was $4.50 per share.

On August 25, 2021, we updated the terms of the units being offered in this Regulation A offering, offering the units at a price of $7.20 and the exercise price of the accompanying warrants was increased to $5.40 per share. Issued warrants are immediately exercisable and expire 18 months after their issuance date.

On May 19, 2022, we again updated the terms of the units it was offering under Regulation A. Beginning on this date, each unit was offered at a price of $12.00 and the exercise price of the accompanying warrant was $9.00 per share.

As of December 31, 2023, 1,459,304 warrants were exercised, and 3,760,301 warrants expired. There were 96,591 warrants outstanding as of December 31, 2023.

As of September 30, 2024, 1,459,304 warrants were exercised, and 3,841,630 warrants expired. There were 15,262 warrants outstanding as of September 30, 2024.

As of September 30, 2024, we had issued 12.1 million shares of Class A common stock and 5.3 million warrants to purchase an additional 15.2 thousand shares of Class A common stock in connection with this offering. We have received cumulative proceeds of $33.1 million, net of issuance costs, through September 30, 2024 in connection with this offering.

The following table is a summary of the outstanding Class A common stock warrants at December 31, 2023 and September 30, 2024:

	Warrants at Exercise Price of $4.50	Warrants at Exercise Price of $7.20	Warrants at Exercise Price of $9.00	Total Warrants
Balance at January 1, 2023	137,889	344,080	19,291	501,259
Issued 2023	–	–	35,738	35,738
Expired during 2023	113,369	296,561	4,107	414,036
Exercised during 2023	24,520	47,519	–	72,039
Outstanding at December 31, 2023	–	–	50,922	50,922
Issued during Jan - Sep 2024	–	–	–	–
Expired during Jan- Sep 2024	–	–	35,660	35,660
Exercised during Jan - Sep 2024	–	–	–	–
Outstanding at September 30, 2024	–	–	15,262	15,262

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Stock-Based Compensation:

The following summarizes stock option activity for the nine months ended September 30, 2024:

	Number of Options	Exercise Price Range	Weighted-Average Exercise Price
Options outstanding at December 31, 2023 (1)	10,714,670	$0.024-2.22	$0.858
Granted	3,636,729	0.024-2.70	2.64
Canceled	33,594	2.16	2.16
Exercised	2	1.86	1.86
Options outstanding at September 30, 2024	14,317,803	$0.024-2.70	$1.32

______________________________

(1) The number of options outstanding at December 31, 2023 been revised from the Company’s prior disclosures to correct for previously unaccounted for options resulting from a scrivener’s error.

Granted options are exercisable into shares of the Company’s Class B common stock, vest over four years, with an initial one year cliff vesting, and expire ten years from the date of grant.

Note 5 – Convertible Notes

As of September 30, 2024, we had no convertible notes outstanding.

Certain of our notes provide the holders with a right to convert into equity at a pre-determined discount to market value under certain conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated notes, or a sale of the Company. This premium that may be received by holders upon conversion of their notes is a variable share redemption feature that is accounted for separately at fair value as an embedded derivative.

Note 6 – SAFE Instruments

As of September 30, 2024, we had no SAFEs outstanding.

Our SAFEs were convertible into shares of Class A common stock at a conversion price equal to the lesser of (i) the SAFEs’ principal balance divided by the product of the price per share of stock sold in a qualified equity financing multiplied by 80%, and (ii) the SAFEs’ stated valuation cap divided by the number of fully diluted shares outstanding.

Note 7 – Visionful Acquisition

On February 4, 2022, the Company completed the acquisition of substantially all of the assets of Visionful, which offered a smart parking solution for transit providers, as well as commercial companies, hospitals, airports, universities and municipalities who are looking to better understand their parking usage and manage parking efficiency. Visionful was purchased for $282,662 in cash and 48,844 shares of Class A common stock.

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Note 8 – IPG Acquisition

On July 8, 2022, the Company completed the acquisition of IPG, an internet of things (“IoT”) cybersecurity company. IPG produced the award-winning GearBox IoT security tool. GearBox combines a durable appliance with simple execution to allow industrial operators the insight they need to secure their infrastructure. GearBox provides cybersecurity and performance metrics to some of the nation’s most critical infrastructure including utilities, commercial buildings, healthcare and transportation. The acquisition added an important new layer of cybersecurity to the Company’s rapidly expanding physical and cybersecurity platform.

The purchase agreement (“Purchase Agreement”) provided for a purchase price of $250,000 and a minimum of 187,500 and up to a maximum of 3,583,334 warrants for Class A common stock at a strike price of $2.16 per share depending on whether certain performance metrics set forth in the Purchase Agreement were met. These metrics were not met as of September 30, 2024, and 625,000 warrants vested upon completion of the acquisition.

Note 9 – Related Party Transactions

The following transactions occurred between related parties, therefore, there can be no guarantee that the terms, conditions, interest rates or prices were transacted at an arm’s-length rate.

Aircraft Lease

On September 1, 2023, we entered into a dry lease of a Cessna T210N Turbo Centurion plane with Cloud Transport Operations LLC (“Cloud Transport”). Rick Bentley, the Company’s then-Chief Executive Officer and then-member of the Board of Directors, has an indirect ownership interest in Cloud Transport Operations LLC. This agreement allows the Company to lease the plane for $350 per hour and will cover insurance and maintenance costs.

Additionally, effective September 1, 2023, we also entered into a side agreement related to the dry lease agreement with Hydro Hash, Inc. (“Hydro Hash”), a company of which Mr. Bentley is Chairman and a significant stockholder. Hydro Hash agreed, in exchange for use of the plane, to cover 40% of the insurance and maintenance costs for the plane under the dry lease agreement between the Company and Cloud Transport.

Issuance of Shares for Notes Receivable

On February 20, 2020, we issued 250,000 shares of Class A common stock to Mr. Bentley in exchange for a promissory note receivable for $6,000. The note receivable matures in February 2030 and bears interest at the rate of 1.86% per annum. As of September 30, 2024, this note accrued interest totaling $515.39.

Note 10 – Reverse Stock Split

The Company’s board of directors and stockholders each approved a 1-for-6 reverse stock split of all classes of its issued and outstanding capital stock. On October 24, 2024, the Company filed an amended and restated certificate of incorporation with the State of Delaware to immediately effect the Reverse Stock Split. All share and per share information are presented after giving effect to the Reverse Stock Split retrospectively for all periods presented.

Note 11 – Subsequent Events

Equity Financing

On November 25, 2024, we entered into a Securities Purchase Agreement with Streeterville, upon the closing of which we will issue and sell to Streeterville (i) 6,000 shares of newly designated Series 1 Preferred for an aggregate purchase price of $6,000,000, and (ii) that number of shares of our Class A common stock, as calculated in accordance with the terms of the Securities Purchase Agreement (the “Pre-Delivery Shares”), for an aggregate purchase price of $0.0001 multiplied by the number of Pre-Delivery Shares issuable. The Series 1 Preferred will have a stated value of $1,111 per share, will accrue a 10% per annum rate of return, payable quarterly in additional shares of Class A common stock or cash at our election, and will be convertible into Class A common stock at a fixed conversion price of $9.00 per share, subject to adjustment upon the occurrence of certain trigger events as defined in the Securities Purchase Agreement.

Equity Line

On November 25, 2024, we also entered into an Equity Purchase Agreement with Atlas, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Atlas will purchase up to an aggregate of $50,000,000 of our Class A common stock over the 24-month term of the Equity Line. Concurrently with the Equity Purchase Agreement, we also entered into a Registration Rights Agreement with Atlas, pursuant to the terms of which we have agreed to file one or more registration statements registering the sale of the shares of Class A common stock that may be issued to Atlas under the Equity Purchase Agreement.

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The date of this Prospectus is January 27, 2025

Through and including December [•], 2024 (the 25th day after the listing date of our Class A common stock), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with this registration statement and the listing of our Class A common stock. All amounts shown are estimates except for the SEC registration fee and the Nasdaq listing fee.

SEC registration fee	$	*
Nasdaq listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Advisory fee		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

Item 14.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification of any claim, issue or matter is permitted without judicial approval if such person is adjudged to be liable to the corporation.

Under the DGCL, where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such present or former officer or director against the expenses (including attorney’s fees) which such present or former officer or director actually and reasonably incurred in connection with such action (or claim, issue or matter therein).

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Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchase or redemption; or

•	transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation contains a provision that precludes any director of ours from being personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for the aforementioned liabilities which we are not permitted to eliminate or limit under Section 107(b)(7) of the DGCL.

In addition, our amended and restated certificate of incorporation and bylaws requires us to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our amended and restated bylaws further authorizes us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We plan to purchase an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities we have issued since July 14, 2020:

Regulation A Offering

On July 9, 2020, we commenced an offering of units under the exemption from registration provided by Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). Each unit consisted of two shares of our Class A common stock and one warrant to purchase one share of Class A common stock for a period of 18 months following the date of issuance. Through August 24, 2021, the purchase price of each unit was $6.00 per unit, and the exercise price of each warrant was $4.50 per warrant share. On August 25, 2021, we filed a supplement to our offering circular to increase the purchase price of each unit to $7.20 per unit, and the exercise price of each warrant to $5.40 per warrant share. On May 19, 2022, we again updated the purchase price of each unit to $12.00 per unit, and the exercise price of each warrant to $9.00 per warrant share.

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As of September 30, 2024, we had issued approximately 12.1 million shares of Class A common stock in our Regulation A offering, including shares issued upon exercise of our outstanding warrants, and received cumulative proceeds of approximately $33.1 million, net of issuance costs of approximately $6.1 million, and approximately 15,262 warrants remained outstanding.

Private Placements

On July 8, 2022, we entered into an Asset Purchase Agreement with Infrastructure Proving Grounds, Inc., a Delaware corporation (“IPG”), and each of its stockholders, pursuant to the terms of which we acquired substantially all of the assets of IPG in consideration of our payment $250,000 in cash and the issuance of a warrant to purchase up to 3,541,667 shares of our Class A common stock for a period of 10-years at an exercise price of $2.16 per warrant share, subject to a number of milestone achievements and vesting provisions, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act. As of September 30, 2024, 750,000 warrant shares have vested under the terms of the warrant.

On December 30, 2021, we entered into an Asset Purchase Agreement with Visionful Holding Inc., a Delaware corporation (“Visionful”), and its sole stockholders, pursuant to the terms of which we agreed to acquire substantially all of the assets of Visionful in consideration of our payment $282,662 in cash and the issuance of 48,844 shares of Class A common stock, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act. The transaction with Visionful closed on February 4, 2022.

In July 2023, we commenced an offering of units in a transaction exempt from registration under Section 4(a)(2) of the Securities Act, and Regulation D, Rule 506(c) promulgated thereunder. Each unit consisted of one share of Class A common stock and one warrant to purchase one share of Class A common stock for a period of 18 months following the date of issuance. The purchase price of each unit was $12.00 per unit, and the exercise price of each warrant was $9.00 per warrant share. We issued 2,836 units, and received cumulative proceeds of approximately $35,000.

Item 16.	Exhibits and Financial Statement Schedules

Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the accompanying notes.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
3.1**	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.

3.2**	Form of Certificate of Designations of Preferences and Rights of Series 1 Convertible Preferred Stock.

3.3**	Bylaws of the registrant, as currently in effect.

4.1	Reference is made to Exhibits 3.1 through 3.2.

4.2**	Form of Warrant.

5.1**	Opinion of Saul Ewing LLP.

10.1**	Amended 2014 Stock Option Plan.

10.2**	2024 Stock Option Plan.

10.3**#	Employment Agreement between Cloudastructure, Inc. and James McCormick, dated June 24, 2024.

10.4**	Asset Purchase Agreement by and among Cloudastructure, Inc., Infrastructure Proving Grounds, Inc., and its Shareholders, dated June 30, 2022.

10.5**	Stock Surrender Agreement between Cloudastructure, Inc. and Rick Bentley, dated October 13, 2022.

10.6**	Securities Purchase Agreement by and between Cloudastructure, Inc. and Streeterville Capital, LLC, dated November 25, 2024.

10.7	Amendment No. 1 to Securities Purchase Agreement by and between Cloudastructure, Inc. and Streeterville Capital, LLC, dated January 16, 2025.

10.8**	Equity Purchase Agreement by and between Cloudastructure, Inc. and Atlas Sciences, LLC, dated November 25, 2024.

10.9**	Registration Rights Agreement by and between Cloudastructure, Inc. and Atlas Sciences, LLC, dated November 25, 2024.

10.10	Amended and Restated Voting Agreement between Cloudastructure, Inc. and Rick Bentley, dated January 22, 2025.

10.11	Form of Standstill Agreement between Cloudastructure, Inc., Rick Bentley and Gregory Rayzman.

23.1**	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.2	Consent of Bush & Associates CPA LLC

24.1*	Power of Attorney (included in the signature page to this registration statement).

107**	Filing Fee Table

__________________

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, California, on January 27, 2025.

CLOUDASTRUCTURE, INC.

By:	/s/ James McCormick
James McCormick
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James McCormick	Chief Executive Officer, Director	January 27, 2025
James McCormick	(Principal Executive Officer)

/s/ Greg Smitherman	Chief Financial Officer	January 27, 2025
Greg Smitherman	(Principal Financial and Accounting Officer)

/s/ Craig Johnson	Director	January 27, 2025
Craig Johnson

/s/ Jeff Kirby	Director	January 27, 2025
Jeff Kirby

/s/ Ruba Qashu	Director	January 27, 2025
Ruba Qashu

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